EXECUTION VERSION

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated July 3, 2019

among

CORE PANEURO 2019 13 S.À.R.L.,

NIGHTHAWK MERGER SUB LLC,

NORTHSTAR REALTY EUROPE CORP.,

NORTHSTAR REALTY EUROPE LIMITED PARTNERSHIP

and

NIGHTHAWK PARTNERSHIP MERGER SUB LLC

Page

ARTICLE I

DEFINITIONS; INTERPRETATION
1.01.Definitions    2
1.02.Interpretation    16
ARTICLE II

THE MERGERS
2.01.The Mergers    17
2.02.Closing    18
2.03.Merger Effective Time    18
2.04.Tax Consequences    18
2.05.Constituent Documents    19
2.06.Member of the Surviving Entity    19
2.07.General Partner of the Partnership Surviving Entity    19
2.08.Carve-Out Option    19
ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES
3.01.Merger Consideration    20
3.02.Treatment of Partnership Interests    21
3.03.Treatment of Company Equity Awards    21
3.04.Surrender of Shares and Units    23
3.05.Appraisal Rights    27
3.06.Adjustments    27
3.07.Withholding    27
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

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(continued)
Page

4.01.Representations and Warranties of the Company, the Partnership and Partnership Merger Sub    28
4.02.Representations and Warranties of Parent and Merger Sub    46
4.03.Access to Information; Disclaimer    50
4.04.No Other Representations or Warranties    50
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS
5.01.Forbearances of the Company    51
5.02.Forbearances of Parent    56
5.03.No Control of Other Party’s Business    56
ARTICLE VI

COVENANTS
6.01.Acquisition Proposals    56
6.02.Proxy Statement    61
6.03.Stockholders Meeting    62
6.04.Actions    63
6.05.Press Releases    64
6.06.Access; Information    65
6.07.Takeover Laws    66
6.08.Management Agreement and Employee Matters.    66
6.09.Indemnification    67
6.10.Notification of Certain Matters    68
6.11.Section 16 Matters    68
6.12.REIT Opinion Officer’s Certificate    68
6.13.Dealer Property Representation Letter    69
6.14.Obligations of Merger Sub    69
6.15.Dividends    69

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(continued)
Page

6.16.Stock Exchange Delisting    69
6.17.Transaction Litigation    69
6.18.Debt Financing and Cooperation.    70
6.19.Assumed Indebtedness.    73
6.20.2019 Dispositions    74
6.21.Liquidation of Qualified REIT Subsidiaries and Taxable REIT Subsidiaries.    74
6.22.Environmental Reports.    74
6.23.French 3% Annual Tax Returns.    74
ARTICLE VII

CONDITIONS TO THE MERGERS
7.01.Conditions to Each Party’s Obligation to Effect the Mergers    74
7.02.Conditions to the Company’s Obligation    75
7.03.Conditions to Parent’s and Merger Sub’s Obligation    75
7.04.Frustration of Closing Conditions    77
ARTICLE VIII

TERMINATION
8.01.Termination by Mutual Agreement    77
8.02.Termination by Either Parent or the Company    77
8.03.Termination by the Company    78
8.04.Termination by Parent    79
8.05.Effect of Termination and Abandonment    79
ARTICLE IX

MISCELLANEOUS
9.01.Survival    81
9.02.Waiver; Amendment    81
9.03.Governing Law    81

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(continued)
Page

9.04.Waiver of Jury Trial    82
9.05.Specific Performance    82
9.06.Expenses    83
9.07.Notices    83
9.08.Entire Understanding; No Third-Party Beneficiaries    84
9.09.Assignment    84
9.10.Transfer Taxes    84
9.11.Counterparts    84
9.12.Severability    84

Exhibits
Exhibit A – Form of REIT Status Opinion and Certificate
Exhibit B – 2017 Dealer Property Opinion
Exhibit C – Form of Dealer Property Opinion and Certificate

-iv-

AGREEMENT AND PLAN OF MERGER, dated July 3, 2019 (this “Agreement”), among (i) CoRE PANEURO 2019 13 S.à.r.l., a Luxembourg S.á.r.l. (“Parent”), (ii) Nighthawk Merger Sub LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), (iv) NorthStar Realty Europe Limited Partnership, a Delaware limited partnership and whose sole general partner is the Company (the “Partnership”), and (v) Nighthawk Partnership Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Partnership Merger Sub”).
RECITALS
A.Parent, in its capacity as such and as the sole member of Merger Sub, has approved this Agreement and determined that it is advisable and in the best interests of Merger Sub to enter into this Agreement and consummate the merger of the Company with and into Merger Sub (the “Company Merger”), with Merger Sub as the surviving entity (the “Surviving Entity”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”), pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Shares”) shall be converted into the right to receive cash as set forth herein, upon the terms and conditions of this Agreement.
B.Parent, in its capacity as such and as the sole member of Merger Sub, has duly and validly authorized the execution and delivery of this Agreement by Parent and Merger Sub and adopted and approved this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Company Merger and the other transactions contemplated by this Agreement.
C.The Board of Directors of the Company (the “Company Board”), upon the unanimous recommendation of a strategic review committee consisting solely of independent directors of the Company (the “SRC”), at a duly called and held meeting has (1) duly and validly authorized the execution and delivery of this Agreement, (2) approved and declared advisable and in the best interests of the Company the adoption of this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Mergers (as defined below) and the other transactions contemplated by this Agreement, (3) directed that the Company Merger be submitted for consideration at the Stockholders Meeting and (4) subject to Section 6.01, resolved to recommend that the holders of the Company Shares vote in favor of the approval of the Company Merger (the “Company Recommendation”) and to include such recommendation in the Proxy Statement (as defined below).
D.The Company, in its capacity as the sole general partner of the Partnership and as the sole member of Partnership Merger Sub, has duly and validly authorized the execution and delivery of this Agreement by the Partnership and Partnership Merger Sub and determined that it is advisable and in the best interests of their respective limited partners and members to consummate the merger of Partnership Merger Sub with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the Partnership continuing as the surviving entity and a subsidiary of the Company (the “Partnership Surviving Entity”), pursuant to which each outstanding Minority LP Unit (as defined below) shall be converted into the right to receive cash as set forth herein, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), and the Delaware Limited Liability Company Act (the “DLLCA”).
E.Concurrently with the execution and delivery of this Agreement, and as a an inducement to each Party’s willingness to enter into this Agreement, Parent has delivered to the Company an equity financing commitment letter dated as of the date of this Agreement (together with each related fee letter, the “Equity Commitment Letter”), pursuant to which AXA CoRE Europe Fund SCS SICAV-SIF, a Luxembourg common limited partnership (société en commandite simple) established as an investment company with variable capital qualifying as a specialized investment fund (société d’investissement à capital variable-fonds d’investissement spécialisé) (the “Sponsor”) has, among other things, committed, subject only to the terms and conditions therein, to invest (or cause to be invested) in the equity capital of Parent the amount set forth therein.
F.In accordance with the Management Agreement (as defined below), upon the closing of an NRE Change of Control (as defined therein), the Management Agreement shall automatically terminate without further action of either party thereto, following which each of the Company and the External Manager (as defined below) shall have no further rights or obligations under the Management Agreement other than the payment of the Termination Payment (as defined therein).
G.NOW, THEREFORE, Parent, Merger Sub, the Company, the Partnership and Partnership Merger Sub agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION
1.01.    Definitions. This Agreement uses the following definitions:
“2017 Dealer Property Opinion” has the meaning assigned in Section 7.03(f).
“Acquired Companies” means the Company and each of the Company Subsidiaries, including, for the avoidance of doubt, the Partnership and Partnership Merger Sub, collectively.
“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination, reorganization, sale of assets (excluding sales currently contemplated as set forth in Section 5.01(d) of the Disclosure Letter), equity investment, joint venture or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the direct or indirect acquisition by any Person or group of Persons of more than 20% of the voting securities in the Company or more than 20% of the equity interests or general partner interests in the Partnership, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group of Persons of more than 20% of the voting securities in the Company or more than 20% of the equity interests or general partner interests in the Partnership, or (d) the acquisition in any manner, directly or indirectly, of more than 20% of the fair market value of the consolidated assets, or assets generating more than 20% of the consolidated net revenue or consolidated net income of the Acquired Companies in the aggregate.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (other than solely by revocable proxy), whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, in the case of the Company, the term “Affiliate” shall not include Colony Capital, Inc. or any of its Subsidiaries.
“Agreement” has the meaning assigned in the Preamble.
“Alternative Acquisition Agreement” has the meaning assigned in Section 6.01(a)(1).
“Arcadis” has the meaning assigned in Section 6.22.

“Articles of Merger” has the meaning assigned in Section 2.03(a).
“Assumed Indebtedness” has the meaning assigned in Section 6.19(a).
“Book-Entry Share” has the meaning assigned in Section 3.01(a).
“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York or Luxembourg are authorized or obligated by Law or executive order to be closed.
“Capital Expenditures” has the meaning assigned in Section 5.01(o).
“Cancelled Shares” has the meaning assigned in Section 3.01(a).
“Carve-Out Notice” has the meaning assigned in Section 2.08(a)(2).
“Cash Equity” has the meaning assigned in Section 4.02(g).
“Change of Recommendation” has the meaning assigned in Section 6.01(b)(1).
“Closing” has the meaning assigned in Section 2.02.
“Closing Date” has the meaning assigned in Section 2.02.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning assigned in the Preamble.
“Company Board” has the meaning assigned in the Recitals.
“Company Equity Awards” means the Company Restricted Shares, Company PSUs and LTIP Units.
“Company Financial Statements” has the meaning assigned in Section 4.01(h)(2).
“Company Leased Property” has the meaning assigned in Section 4.01(t)(2).
“Company Merger” has the meaning assigned in the Recitals.
“Company Owned Properties” has the meaning assigned in Section 4.01(t)(1).
“Company Plan” has the meaning assigned in Section 4.01(n)(1).
“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Properties” means Company Owned Properties and Company Leased Properties, collectively.
“Company PSU” has the meaning assigned in Section 3.03(b).
“Company Recommendation” has the meaning assigned in the Recitals.
“Company Regulatory Approvals” has the meaning assigned in Section 4.01(g)(1).
“Company Restricted Share” has the meaning assigned in Section 3.03(a).
“Company SEC Documents” has the meaning assigned in Section 4.01(h)(1).
“Company Share Certificate” has the meaning assigned in Section 3.01(a).
“Company Shares” has the meaning assigned in the Recitals.
“Company Stock Plan” means the Company 2015 Omnibus Stock Incentive Plan.
“Company Subsidiary” means any Subsidiary of the Company.
“Company Subsidiary Partnership” has the meaning assigned in Section 4.01(p)(9).
“Company Tax Protection Agreements” has the meaning assigned in Section 4.01(p)(9).
“Confidentiality Agreement” means the Confidentiality Agreement, dated January 8, 2019, between AXA Real Estate Investment Managers UK Limited and the Company.
“Constituent Documents” with respect to a Person, means the charter, bylaws, partnership agreement or comparable organizational documents of such Person.
“Contract” means any legally binding agreement, contract, subcontract, lease (whether for real or personal property), commitment, understanding, instrument, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, warrant, warranty, purchase order, license, permit, franchise, sublicense or insurance policy, to which a Person is a party or to which the properties or assets of such Person are subject.
“Dealer Property Opinion” has the meaning assigned in Section 7.03(f).
“Debt Financing” has the meaning assigned in Section 6.18(b).
“Debt Instruments” means (a) the Amended and Restated Credit Agreement, dated as of April 6, 2017, among the Partnership, as Borrower, the Company, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, (b) the Amendment and

Restatement Agreement, dated as of July 1, 2015, among Prime Holdco C-T, S.á.r.l., the companies listed in Part 1 of Schedule 1 thereto, as Borrowers, the companies listed in Part 2 of Schedule 1 thereto, as Guarantors, Aareal Bank AG, as Arranger, and Capita Trust Company Limited, as English Security Agent, (c) the French/Dutch Common Terms and Facilities Agreement, dated as of April 6, 2015, among Trias Holdco E III/VIII-T S.á.r.l., as Borrower, GE Real Estate Loans Limited, as Arranger, CBRE Loan Servicing Limited, as the Agent, and CBRE Loan Services GMBH, as the Security Agent, (d) the German Facility Agreement, dated as of April 6, 2015, among Trias GER Uhlandstrasse – T S.á.r.l., as Borrower, GE Real Estate Loans Limited, as Arranger, CBRE Loan Servicing Limited, as the Agent, and CBRE Loan Services GMBH, as the Security Agent, (e) the Second Amendment and Restatement Agreement dated as of May 15, 2018 in relation to the Loan Agreement dated December 10, 2015, among the parties listed in Schedule 1 thereto, as Borrowers, Trias Pool I-S.á.r.l., as Guarantor, and Landesbank Hessen-Thüringen Girozentrale, as Lender and (f) the Facility Agreement, dated as of December 17, 2015, among Trias Pool VI-T S.á.r.l., as Borrower, GE Real Estate Loans Limited, as Arranger, CBRE Loan Servicing Limited, as the Agent and CBRE Loan Servicing limited, as the Security Agent.
“Disclosure Letter” means, with respect to Parent or the Company, a letter delivered by it to the other on or before the execution of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided, that the mere inclusion of an item in a Disclosure Letter as an exception to a representation shall not be considered an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) is required to be disclosed, represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to the disclosing Party.
“DLLCA” has the meaning assigned in the Recitals.
“DRULPA” has the meaning assigned in the Recitals.
“D&O Insurance” has the meaning assigned in Section 6.09(c).
“Earned Company PSU” has the meaning assigned in Section 3.03(b).
“Environment” means ambient air, indoor air, surface water, groundwater, soil, sediment, substrata or surface land, flora, fauna or any other biota living in or on such media.
“Environmental Laws” means any and all applicable Laws relating to Environmental Matters, but excluding (a) any Laws relating to workplace health and safety and (b) Laws relating to planning or zoning.

“Environmental Matters” means (a) pollution of the Environment, (b) the protection, preservation or restoration of the Environment, (c) exposure of any individual to Hazardous Substances or (d) otherwise the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, cleanup, removal or other remediation thereof.
“Equity Commitment Letter” has the meaning assigned in the Recitals.
“Equity Financing” has the meaning assigned in Section 4.02(g).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any Company Subsidiary as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Fund” has the meaning assigned in Section 3.04(a).
“External Manager” means CNI NRE Advisors, LLC, a Delaware limited liability company, or any successor asset manager of the Company.
“Financing Indemnified Parties” has the meaning assigned in Section 6.18(c).
“G&A and Other Expenses” has the meaning assigned in Section 5.01(o).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority (including without limitation any taxing or other authority, body or official competent to administer, collect or impose Tax).
“Hazardous Substance” means any substance, material or waste that is listed, characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “carcinogenic,” “radioactive” or words of similar meaning or effect, including, without limitation, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, mold or polychlorinated biphenyls, in each case as in effect at the date of this Agreement.
“Indebtedness” means, as to the Acquired Companies, without duplication, as of the date of determination, all (a) indebtedness created, issued or incurred by the Acquired Companies for borrowed money (whether by loan or the issuance and sale of debt securities evidenced by notes, debentures or similar instruments), (b) obligations of the Acquired Companies to pay the deferred purchase or acquisition price for any property of such person, including earn-outs, (c) obligations of the Acquired Companies in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (d) obligations of the Acquired Companies in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any of the Acquired Companies, (e) obligations of the Acquired Companies to pay rent or other amounts under leases (or other agreement conveying the right to use) to the extent such obligations are required to be classified and accounted for as capital leases in accordance with GAAP, (f) indebtedness of others as described in clauses (a) through (e) above in any manner guaranteed by the Acquired Companies and (g) outstanding prepayment premium obligations of the Acquired Companies, if any, and accrued interest, fees and expenses related to any indebtedness described in clauses (a) through (f) above; provided, that for the avoidance of doubt, “Indebtedness” shall not include (x) any liabilities related to Tax, (y) trade accounts payable or similar obligations to creditors for goods or services, operating leases and other customary reservations or retentions under agreements with suppliers, and (z) any intercompany obligations between or among the Acquired Companies.
“Indemnified Parties” has the meaning assigned in Section 6.9(a).
“Initial Outside Date” has the meaning assigned in Section 8.02(a).
“Intellectual Property” means all (a) Trademarks, (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists and (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.
“Intervening Event” means any fact, circumstance, change, event, occurrence or effect that is material to the Acquired Companies, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company) that occurred or arose after the date hereof and that (a) was not known by, nor reasonably foreseeable to, the Company Board or the SRC as of or prior to the date of this Agreement and (b) does not involve or relate to an Acquisition Proposal; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (1) changes, in and of itself, in the market price or trading volume of the Company Shares, (2) the fact that, in and of itself, the Company meets or exceeds internal or public projections or forecasts or estimates of revenues, earnings or other financial results for any period, or (3) the timing of any Requisite Regulatory

Approvals; provided, however, the underlying reasons for such changes in the foregoing (1) and (2) may constitute an Intervening Event.
“Intervening Event Notice Period” has the meaning assigned in Section 6.01(c)(2)(i).
“IRS” means the U.S. Internal Revenue Service.
“Isssy-Les-Moulineaux Property”  means the Company’s property located in Issy-Les Moulineaux Paris, France held by SCI Prime FRA Issy-T, a Company Subsidiary.
“Joubert Property” means the property located in Rue Joubert, Paris, France held by Trias FRA Joubert-T SAS, a Company Subsidiary.
“Knowledge” means (a) with respect to the Company and the Company Subsidiaries, the actual knowledge of the individuals listed in Section 1.01(a) of the Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Section 1.01(b) of the Disclosure Letter.
“Law” means any federal, state, local, provincial or foreign law, statute or ordinance, rule of common law, or any rule, regulation, directive, standard, judgment, Order, decision, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including any judicial or administrative interpretation thereof.
“Legal Proceeding” means any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, examination, investigation commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Lenders” has the meaning assigned in Section 6.18(b)(3).
“Lessee Leases” means all leases, subleases or other arrangements of real property under which any of the Acquired Companies is a party as tenant or subtenant (including all variations, amendments, modifications, supplements, renewals, exercise of options and extensions in each case, supplemental and collateral thereto).
“Lessor Leases” means all leases, subleases or other arrangements of real property under which any of the Acquired Companies is a party as lessor or sublessor or serves in a similar capacity (including all variations, amendments, modifications, supplements, renewals, exercise of options and extensions in each case, supplemental or collateral thereto).
“Lien” means any charge, mortgage, pledge, deed of trust, easement, encroachment, security interest, restriction, claim, lien or encumbrance.

“LTIP Units” means each limited partner interest in the Partnership that is designated as an “LTIP Unit” in the Partnership Agreement.
“MacDonald Property” means the property located in Boulevard MacDonald, Paris, France held by SCI Prime FRA MacDonald-T, a Company Subsidiary.
“Management Agreement” means the Amended and Restated Asset Management Agreement between the Company and the External Manager, dated as of November 9, 2017, as amended by Amendment No. 1 to the Amended and Restated Asset Management Agreement between the Company and the External Manager, dated as of November 7, 2018, and as further amended by Amendment No 2. to the Amended and Restated Asset Management Agreement between the Company and the External Manager, dated as of April 23, 2019, as it may be amended from time to time.
“Management Agreement Documents” means the management agreements entered into by any of the Acquired Companies pursuant to which any third party management company manages or operates any of the Company Properties on behalf of any of the Acquired Companies and each material amendment or guarantee (whether with the management company or any Affiliate thereof).
“Marceau Property” means the property located in 58 Avenue Marceau, Paris, France held by Trias FRA Marceau-T SCI, a Company Subsidiary.
“Material Adverse Effect” means, (a) with respect to Parent or Merger Sub, any effect that has a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated hereby prior to the Initial Outside Date (or, if applicable, the Outside Date) in accordance with the terms hereof, including the Mergers and (b) with respect to the Company, any effect, change, event, occurrence, circumstance or development that, individually or in the aggregate with other effects, changes, events, occurrences, circumstances or developments taken as a whole, has had or would reasonably be expected to have a material adverse effect on (1) the financial condition, results of operations, business or assets of the Acquired Companies, taken as a whole, or (2) the ability of the Company to timely consummate the transactions contemplated by this Agreement prior to the Initial Outside Date (or, if applicable, the Outside Date) in accordance with the terms hereof, including the Mergers; provided, that, for the purpose of clause (b)(1) above, in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur: (i) changes in Laws of general applicability in any jurisdiction or changes in the interpretation thereof by Governmental Authorities, including changes in Laws or the applicability of treaties resulting from the United Kingdom ceasing to be a member of the European Union and any temporary or permanent transition arrangements related thereto, (ii) changes in GAAP or other accounting standards (or interpretations thereof), (iii) conditions in the financial, credit, banking, capital or currency markets in the United States, or any other country or region of the world, or changes therein, including (A) changes in interest rates in the United States or any country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) changes relating to factors affecting the real estate market generally or in the jurisdictions in which the Acquired Companies operate or own assets, (v) actions or omissions of any of the Acquired Companies required or permitted by this Agreement or taken with the prior written consent of Parent, (vi) the negotiation, execution or announcement or existence of this Agreement and the transactions contemplated hereby, including (A) the identity of Parent and its Affiliates, (B) by reason of any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies following the Closing, (C) the failure to obtain any third-party consents in connection with the transactions contemplated hereby or (D) the impact of any of the foregoing on any relationships, contractual or otherwise, with landlords, tenants, lenders, business partners, joint venturers or any other Persons), (vii) changes in global or national economic or political conditions (including any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by any Governmental Authority, civil or social unrest, labor strikes, revocation of treaties, trade disputes, the outbreak of war or acts of terrorism, including cyber terrorism, or the worsening of existing hostilities or other conflicts), (viii) changes relating to natural or man-made disasters, outbreak of disease, acts of God or other force majeure events, or any escalation of the foregoing, (ix) any failure by the Company to meet, or changes to, any estimates of revenues, earnings or other financial performance generally or with respect to any property or assets (but not the underlying causes thereof to the extent consideration of such impacts may be considered pursuant to this definition in determining whether a Material Adverse Effect has occurred), (x) any claim or Legal Proceeding asserted or commenced by or on behalf of any of the current or former stockholders or equity holders of the Company or any of the Company Subsidiaries (or on behalf of the Company or any of the Company Subsidiaries, but in any event only in their capacities as current or former stockholders or equity holders) or (xi) changes in the trading volume or price of the Company Shares on the NYSE (but not the underlying causes thereof to the extent consideration of such impacts may be considered pursuant to this definition in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur); provided, that (X) any change or effect referred to in clause (i), (ii), (iii), (iv), (vii) or (viii) occurring in any jurisdiction in which any of the Acquired Companies owns assets may be taken into account in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur, but only to the extent such change or effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other participants in the real estate industry that own similar assets in such jurisdiction and (Y) clause (vi) shall not apply to the use of Material Adverse Effect in Section 4.01(g) (or Section 7.03 as it relates to Section 4.01(g)).
“Material Contract” has the meaning assigned in Section 4.01(m)(2).

“Material Lessor Leases” means all Lessor Leases providing for annual lease payments of $300,000 or more, in each case other than agreements exclusively among the Acquired Companies.
“Mergers” has the meaning assigned in the Recitals.
“Merger Clearance Condition” means the condition which is satisfied on the date on which either (a) Parent receives the decision from the German Federal Cartel Office, confirming the approval of the Merger, or (b) if the German Federal Cartel Office has not taken a decision in accordance with the relevant antitrust laws, and the Company Mergers by Parent and the Company is thus deem to have been declared compatible.
“Merger Consideration” has the meaning assigned in Section 3.01(a).
“Merger Effective Time” has the meaning assigned in Section 2.03(a).
“Merger Sub” has the meaning assigned in the Preamble.
“MGCL” has the meaning assigned in the Recitals.
“Minority Limited Partners” means the holders of Partnership Common Units (other than the Company or any wholly-owned Company Subsidiary) and LTIP Units.
“Minority LP Unit” means each Partnership Common Unit and each LTIP Unit held by a Minority Limited Partner.
“MLLCA” has the meaning assigned in the Recitals.
“Notice Period” has the meaning assigned in Section 6.01(c)(1)(i).
“NYSE” means the New York Stock Exchange.
“Operating Budget” has the meaning assigned in Section 4.01(t)(3).
“Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.
“Outside Date” has the meaning assigned in Section 8.02(a).
“Parent” has the meaning assigned in the Preamble.
“Parent Nominated Person” means a Person that is nominated by Parent in the Carve-Out Notice to accept a transfer of all or part of the Prime Holdco A-T Shares and/or the Trias Holdco C-T Shares, as applicable, pursuant to the terms and conditions of Section 2.08.

“Parent Regulatory Approvals” has the meaning assigned in Section 4.02(d)(1).
“Parent Termination Fee” has the meaning assigned in Section 8.05(e).
“Participation Agreements” has the meaning assigned in Section 4.01(t)(4).
“Participation Interest” has the meaning assigned in Section 4.01(t)(4).
“Participation Party” has the meaning assigned in Section 4.01(t)(4).
“Partnership” has the meaning assigned in the Preamble.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 31, 2015.
“Partnership Common Unit” means each common unit representing limited partnership interests in the Partnership.
“Partnership Merger” has the meaning assigned in the Recitals.
“Partnership Merger Certificate” has the meaning assigned in Section 2.03(b).
“Partnership Merger Effective Time” has the meaning assigned in Section 2.03(b).
“Partnership Merger Sub” has the meaning assigned in the Preamble.
“Partnership Surviving Entity” has the meaning assigned in the Recitals.
“Party” means Parent, Merger Sub, the Partnership, Partnership Merger Sub or the Company.
“Paying Agent” has the meaning assigned in Section 3.04(a).
“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP, (b) any mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP, the existence of which does not, and would not reasonably be expected to, materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Material Adverse Effect, (c) Liens imposed by applicable Law (other than Tax Law), (d) pledges, deposits and guarantees to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, incurred in the ordinary course of business consistent with past practice and which are not yet due and payable, (e) minor defects, imperfections or irregularities in title, easements, covenants and rights of way of record, restrictive covenants, encroachments, protrusions, and other similar restrictions affecting title to any real property owned or leased by the Acquired Companies, which are disclosed on existing title reports or existing surveys or which would be disclosed by an accurate survey or a personal inspection of the properties (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (f) zoning, planning, building and other similar codes or restrictions regulating the ownership, use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, in each case, that are not materially contravened by the current use or occupancy of real property or the operation of the business thereon, and that do not adversely affect in any material respect the current use, or materially detract from the value, of the applicable property owned, leased, used or held for use by the Acquired Companies, (g) (1) statutory or common law Liens of landlords or (2) contractual Liens of landlords incurred in the ordinary course of business consistent with past practice, each of which is not yet due and payable, (h) Liens described in Section 1.01(c) of the Disclosure Letter, as appropriate, (i) any other easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property assets which are not materially contravened by the current use of the applicable real property and do not materially detract from the value of the real property subject thereto or materially impair the intended use thereof, and (j) rights of tenants, sub-tenants and sub-subtenants under the Lessor Leases.
“Per Share Consideration” means an amount per Company Share equal to the sum of $1.68, plus €9.26 plus £3.82; it being understood that the Euro and British pound portions of the Per Share Consideration shall be converted to U.S. dollars at Closing in the manner set forth in Section 3.04(a) and that payment of the Per Share Consideration to holders of Company Shares shall be made solely in U.S. dollars.
“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization or other entity.
“Previously Disclosed” means, as of any given date, that the existence of a fact or condition was disclosed by the Company to Parent (a) through the Disclosure Letter or (b) as set forth in the Company SEC Documents furnished or filed at any time on or after January 1, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” (but excluding any description of historical facts or events included therein) or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). The information and disclosures contained in any section of the Disclosure Letter or the Company SEC Documents shall be deemed to be disclosed for all purposes in this Agreement (including against any representation, warranty or covenant) and incorporated by reference in any other section of the Disclosure Letter as though fully set forth therein, in each case, to the extent the relevance of such information or disclosure is reasonably apparent from the text of such disclosure.
“Prime Holdco A-T Shares” means the outstanding equity interests in Prime Holdco A-T S.á.r.l., a Luxembourg S.á.r.l. which is 94.9% owned by Prime Holdings-T (US) LLC, a Delaware limited liability company and wholly-owned U.S. Subsidiary, and 5.1% owned by CSI Europe S.á.r.l., a Luxembourg S.á.r.l., a third party investor.
“Prior Sale Agreement” means any purchase or sale Contract relating to any conveyance, transfer, assignment or other disposition of title to, or a ground lease of, real property by the Acquired Companies since November 1, 2015.
“Proxy Statement” means the proxy statement in preliminary and definitive form relating to the Stockholders Meeting to be held in connection with this Agreement and the other transactions contemplated hereby (including the letter to the holders of the Company Shares, notice of meeting and form of proxy and any amendment or supplement thereto).
“Qualified REIT Subsidiary” has the meaning assigned in Section 4.01(p)(4).
“REIT” has the meaning assigned in Section 4.01(p)(4).
“REIT Status Opinion” has the meaning assigned in Section 7.03(e).
“Relevant Jurisdiction” means the Federal Republic of Germany.
“Rent Rolls” has the meaning assigned in Section 4.01(t)(3).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.
“Required Indebtedness Consents” has the meaning assigned in Section 6.19(a).
“Requisite Company Vote” has the meaning assigned in Section 4.01(e)(1).
“Requisite Regulatory Approvals” means the Company Regulatory Approvals and the Parent Regulatory Approvals.
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or other equity securities of such first Person.

“Sanctioned Country” means any country or territory that is itself subject to comprehensive U.S. sanctions, currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.
“Sanctioned Person” means (a) any Person that is the subject or target of Sanctions including, without limitation, any Person listed in any Sanctions-related list of designated Persons or other restricted party list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any member state thereof, or any other applicable Sanctions authority, (b) any Person located, organized, or resident in a country or territory that is itself the target of Sanctions, and (c) any Person 50% or greater owned or otherwise controlled by or acting for or on behalf of any such Person or Persons.
“Sanctions” means all Laws related to economic sanctions administered or enforced by any applicable Governmental Authority, including, without limitation, OFAC, the U.S. Department of State, the United Nations Security Council, the European Union and any member state thereof.
“SDAT” has the meaning assigned in Section 2.03(a).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Solvent” has the meaning assigned in Section 4.02(k).
“Sponsor” has the meaning assigned in the Recitals.
“SRC” has the meaning assigned in the Recitals.
“Stockholders Meeting” means a meeting of the holders of the Company Shares for the purpose of the consideration and approval of the Company Merger and any other matters required to be voted on by the holders of the Company Shares in connection with the Company Merger (including any postponement or adjournment thereof).
“Subsidiary” means, with respect to any Person, any other Person of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting securities or total equity interest of such corporation, partnership, limited liability company, joint venture or other legal entity.
“Superior Proposal” means a bona fide written Acquisition Proposal that the SRC has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or Persons making the proposal and, if consummated, would be reasonably expected to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction pursuant to Section 6.01(c) and the time likely to be required to consummate such Acquisition Proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
“Surviving Entity” has the meaning assigned in the Recitals.
“Takeover Laws” means any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar Law applicable to the Company or any of the Company Subsidiaries (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL).
“Tax” and “Taxes” means all U.S. federal, state, provincial or local, or United Kingdom, Luxembourg, French, German or other foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.
“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Tax.
“Taxable REIT Subsidiary” has the meaning assigned in Section 4.01(p)(4).
“Termination Fee” has the meaning assigned in Section 8.05(b).
“Trademarks” means trademarks, service marks, certification marks, collective marks, Internet domain names, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, d/b/a’s, brand names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all common law rights and goodwill associated therewith and symbolized thereby.
“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving any of the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Mergers or any of the transactions contemplated hereby (including any such claim or Legal

Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the transactions contemplated hereby constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).
“Transfer Right” means, with respect to the Acquired Companies, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which any of the Acquired Companies, on the one hand, or another Person, on the other hand, could be required to purchase or sell the applicable equity interests of any Person or any real property.
“Trias Holdco C-T Shares” means the outstanding equity interests in Trias Holdco C-T S.á.r.l., a Luxembourg S.á.r.l., which is wholly-owned by Trias Holdco B-T S.á.r.l., a Luxembourg S.á.r.l. and wholly-owned Company Subsidiary.
“U.S. Subsidiary” means a Company Subsidiary organized under the laws of the United States or any State thereof, and beneficially owned directly or indirectly, in whole or in part, by the Company.
1.02.    Interpretation.
(a)    In this Agreement, except as context may otherwise require, references: (1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement, (2) to this Agreement are to this Agreement, and the Annexes, Schedules and Disclosure Letters to it, taken as a whole, (3) to any agreement (including this Agreement), Contract, statute or regulation are to the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof), and to any section of any statute or regulation include any successor to the section, (4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it, (5) to any Governmental Authority include any successor to that Governmental Authority, (6) to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section, (7) to the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (8) to the terms “dollars,” “cents” and “$” mean U.S. Dollars and Cents, (9) to the phrases “date of this Agreement” or “date hereof” are to July 3, 2019, (10) to the words “herein,” “hereof” or “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section; and (11) to the words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.
(b)    This Agreement is the product of negotiation by the Parties, having the assistance of counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other.
ARTICLE II

THE MERGERS
2.01.    The Mergers.
(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA, Partnership Merger Sub will, immediately prior to the Merger Effective Time, merge with and into the Partnership at the Partnership Merger Effective Time. The separate existence of Partnership Merger Sub will terminate and the Partnership will continue as the Partnership Surviving Entity, and will continue its existence under the name of “NorthStar Realty Europe Limited Partnership” under the laws of the State of Delaware. The Partnership Merger shall have the effects specified in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing and subject thereto, from and after the Partnership Merger Effective Time, the Partnership Surviving Entity will possess all properties, rights, privileges, immunities, powers and franchises of the Partnership and Partnership Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Partnership and Partnership Merger Sub will become the claims, obligations, liabilities, debts and duties of the Partnership Surviving Entity. Following the Partnership Merger, the Company will be the sole holder of all Minority LP Units.
(c)     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MLLCA, the Company will merge with and into Merger Sub at the Merger Effective Time. The separate corporate existence of the Company will terminate at the Merger Effective Time, and Merger Sub will be the Surviving Entity, and will continue its limited liability company existence under the name of “Nighthawk Merger Sub LLC” under the laws of the State of Maryland. The Company Merger shall have the effects provided in this Agreement and as specified in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing and subject thereto, from and after the Merger Effective Time, the Surviving Entity will possess all properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, liabilities, debts and duties of the Surviving Entity.
2.02.    Closing. The closing of the Mergers (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, or by electronic exchange of documents, at 10:00 a.m. Eastern Time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions, or at such other time as Parent and the Company may agree (the date on which the Closing actually occurs, the “Closing Date”).
2.03.    Merger Effective Time.
(a)    On the Closing Date, the Parties to the Company Merger shall (1) duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA, and (2) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the MLLCA in connection with the Company Merger. The Company Merger shall become effective upon the acceptance for record of the Articles of Merger by the SDAT or at such other date and time (promptly but not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (the time the Company Merger becomes effective being the “Merger Effective Time”). Unless otherwise agreed, the parties shall cause the Merger Effective Time to occur on the Closing Date.
(b)    On the Closing Date, the Parties to the Partnership Merger will (1) duly execute and file a certificate of merger (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (the “SOS”) in accordance with the DRULPA and the DLLCA and (2) make any other filings, recordings or publications required to be made by the Partnership or Partnership Merger Sub under the DRULPA or the DLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective upon the date and time the Partnership Merger Certificate is filed with the SOS or on such other date and time as shall be agreed to by the Company and Parent and specified in the Partnership Merger Certificate, but which nonetheless shall be immediately before the Merger Effective Time (the time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).
2.04.    Tax Consequences. The Parties intend that, for U.S. federal, and applicable state, income tax purposes (a) the Partnership Merger shall be treated as the sale of the Minority LP Units by the Minority Limited Partners to the Company in exchange for cash in accordance with Revenue Ruling 99-6 (Situation 1) and Section 3.02(a) hereof and (b) after the completion of (a), the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration to the holders of equity interests in the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation of the Company pursuant to Sections 331 and 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the Parties shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Mergers described in this Section 2.04, and no Party shall take a position inconsistent with such treatment.
2.05.    Constituent Documents.
(a)    The articles of organization of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the articles of organization of the Surviving Entity immediately following the Merger Effective Time until amended in accordance with the provisions thereof and applicable Law. The operating agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the operating agreement of the Surviving Entity immediately following the Merger Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.
(b)    The partnership agreement of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the partnership agreement of the Partnership Surviving Entity immediately following the Partnership Merger Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.
2.06.    Member of the Surviving Entity. Parent shall be the sole member of the Surviving Entity following the Merger Effective Time and entitled to such rights, duties and obligations as are more fully set forth in the operating agreement of the Surviving Entity.
2.07.    General Partner of the Partnership Surviving Entity. The Surviving Entity will, from and after the Partnership Merger Effective Time, be the general partner and sole limited partner of the Partnership Surviving Entity
2.08.    Carve-Out Option.
(a)    Notwithstanding any other provision of this Agreement, if the Merger Effective Time has not occurred by the close of business on the Initial Outside Date and either the Company or Parent elects to extend the Initial Outside Date to the Outside Date pursuant to terms and conditions set forth Section 8.02(a), then the following terms and conditions shall apply to the Closing:
(1)    the Merger Effective Time shall occur on or after January 2, 2020 (in no event shall the Closing Date occur between December 16, 2019 and December 31, 2019); and
(2)    Parent shall have the right (but, for the avoidance of doubt, shall not be required) no later than three (3) Business Days prior to the Closing Date to deliver a written notice (the “Carve-Out Notice”) to the Company requiring, in connection with the Closing, that the Company transfer (i) the Prime Holdco A-T Shares and/or (ii) the Trias Holdco C-T Shares to Parent or to a Parent Nominated Person in such proportions as stated by Parent in the Carve-Out Notice, with such transfer to take effect immediately prior to the Partnership Merger Effective Time.
(b)    If Parent delivers the Carve-Out Notice to the Company, then immediately prior to the Partnership Merger Effective Time:
(1)    the Prime Holdco A-T Shares shall be transferred to Parent and/or to a Parent Nominated Person, in such proportions as stated in the Carve-Out Notice, in consideration for a fair market value price which shall be left outstanding as a debt or debts payable on demand of the creditor after the Closing Date; and/or
(2)    the Trias Holdco C-T Shares shall be transferred to Parent and/or to a Parent Nominated Person in such proportions as stated in the Carve-Out Notice in consideration for a fair market value price which shall be left outstanding as a debt or debts payable on demand of the creditor after the Closing Date.
(c)    The provisions set forth in this Section 2.08 shall only apply in the event the Closing occurs after December 31, 2019.
ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES
3.01.    Merger Consideration. At the Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any Company Shares:
(a)    Company Share. Subject to Section 3.04, Section 3.06 and the terms and conditions set forth herein, each Company Share issued and outstanding immediately prior to the Merger Effective Time (other than (1) Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Merger Effective Time and Company Shares owned by any direct or indirect wholly-owned Company Subsidiary, and in each case, not held on behalf of third parties (collectively, the “Cancelled Shares”) and (2) the Company Restricted Shares (which shall be treated in accordance with Section 3.03(a))) shall be converted automatically into and shall thereafter represent the right to receive the Per Share Consideration in cash, without interest, upon delivery of a certificate representing such Company Share (each, a “Company Share Certificate”) or the surrender of any non-certificated shares represented by a book entry (each, a “Book-Entry Share”), as applicable in the manner provided in this ARTICLE III. The aggregate amount of cash payable as the Per Share Consideration is hereinafter referred to as the “Merger Consideration.” At the Merger Effective Time, all Company Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.01(a) shall no longer be outstanding and shall be cancelled automatically and shall cease to exist. Each former holder of a Company Share that was outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Share, except for the right to receive the Merger Consideration to be paid in consideration therefor upon delivery of the Company Share Certificates or the surrender of the Book-Entry Shares, as applicable, in accordance with this ARTICLE III. Any Merger Consideration paid upon delivery of any Company Share Certificate or the surrender of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Share. In the event that, after the date hereof and prior to the Merger Effective Time, the Company shall declare, set aside or make or pay any cash dividends or distributions on the Company Shares (whether to maintain the Company’s qualification as a REIT under the Code or otherwise), the Per Share Consideration shall be reduced by an amount equal to the per share amount of such dividend or distribution; provided, that any dividends or distributions made in accordance with Sections 5.01(c)(1)(A), (B), (C) or (D) shall not result in any such adjustment.
(b)    Cancellation of Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.
(c)    Merger Sub. Each membership interest in Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding and shall constitute the only outstanding interests of the Surviving Entity.
3.02.    Treatment of Partnership Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the Parties or the holders of any interests in the Partnership:
(a)Minority LP Units. Each Minority LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth herein, shall be converted automatically into and shall thereafter represent the right to receive an amount equal to the Per Share Consideration in cash, without interest, and all Minority LP Units that are so converted as provided in this Section 3.02(a) shall no longer be outstanding and shall be cancelled and extinguished automatically and shall cease to exist.
(b)Partnership Common Units. Each Partnership Common Unit held by the Company immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as Partnership Common Units of the Partnership held by the Surviving Entity.
(c)General Partnership Interests. The general partnership interest in the Partnership held by the Company immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as a general partnership interest in the Partnership Surviving Entity held by the Surviving Entity.
3.03.    Treatment of Company Equity Awards.
(a)    Company Restricted Shares. At the Merger Effective Time, any vesting conditions applicable to each outstanding award of restricted Company Shares (a “Company Restricted Share”) granted under the Company Stock Plan shall, automatically and without any action required on the part of the holder thereof, accelerate in full and each Company Restricted Share shall be converted into and shall thereafter represent the right to receive as of the Merger Effective Time an amount equal to the Per Share Consideration in cash, without interest (less applicable Taxes required to be withheld with respect to such vesting).
(b)    Company PSUs. Immediately prior to the Merger Effective Time, any vesting conditions applicable to each outstanding award of restricted stock units subject to performance-based vesting conditions (a “Company PSU”) granted under the Company Stock Plan shall be treated in accordance with the terms set forth in the applicable award agreement and each Company PSU that is vested as of the Merger Effective Time (after taking into account any vesting resulting from the terms of the applicable award agreement, provided, that the compensation committee of the Company Board may, in its sole discretion, deem Company PSUs to be earned and vested at maximum levels) (each such earned and vested Company PSU, an “Earned Company PSU”) shall, at the Merger Effective Time, automatically and without any action required on the part of the holder thereof, be cancelled and, in exchange therefor, Parent shall cause the Surviving Entity to pay to each former holder of any such cancelled Earned Company PSU an amount in cash equal to the Per Share Consideration (plus any amount owed with respect to past dividends in accordance with the terms set forth in the applicable award agreement) for each Earned Company PSU, without interest (less applicable Taxes required to be withheld with respect to such vesting or payment). For the avoidance of doubt, each Company PSU that does not become an Earned Company PSU in accordance with this Section 3.03(b) shall terminate without consideration immediately prior to the Merger Effective Time.
(c)    Payment in Respect of Company Equity Awards. In accordance with Section 3.04(a), at the Merger Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, the aggregate amount of cash payable in respect of the Company Restricted Shares and the Earned Company PSUs pursuant to Section 3.03(a) and Section 3.03(b), as applicable. Any payment to which a holder of Company Equity Awards is entitled to pursuant to this Section 3.03 shall be made, without interest, through the Paying Agent as soon as reasonably practicable after the Merger Effective Time (or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code). Subject to Section 3.07, the Paying Agent shall pay with respect to each outstanding award of Company Restricted Shares and Earned Company PSUs an amount, without interest, determined in accordance with Sections 3.03(a) and 3.03(b), with such amount to be paid as follows: (1) the amount in respect of applicable Taxes required to be withheld with respect to the vesting and payment in respect of each such award of Company Restricted Shares and Company Earned PSUs, as set forth in a schedule provided by the Company, shall be paid to the External Manager, subject to the External Manager agreeing, in writing, that it will remit the amounts set forth in the applicable schedule to the IRS or other applicable Governmental Authority on behalf of each of the holders of the Company Restricted Shares and Earned Company PSUs in a timely manner and (2) the remaining amount payable in respect of each such award pursuant to Sections 3.03(a) and 3.03(b) to the holder of the applicable award in the amounts set forth on the schedule provided by the Company as soon as reasonably practicable after the Merger Effective Time (or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code).
(d)    Company Actions. At or prior to the Merger Effective Time, the Company and the Partnership, as applicable, shall take any actions that are necessary to (1) effectuate the treatment of the Company Equity Awards pursuant to this Section 3.03 and Section 3.02(a) (with respect to LTIP Units) and (2) cause the Company Stock Plan and any agreements thereunder to terminate as of the Merger Effective Time. The Company and the Partnership, as applicable, shall take all actions necessary to ensure that, from and after the Merger Effective Time, no holder of a Company Equity Award or any participant in the Company Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire, or other rights in respect of, any equity securities of the Company, the Partnership, Parent, the Surviving Entity or any subsidiary thereof, except the right to receive the payments contemplated by this Section 3.03 in the case of Company Restricted Shares and Earned Company PSUs and Section 3.02(a) in the case of LTIP Units. Prior to the Merger Effective Time, the Company shall deliver all notices, if required (which notices shall have been approved by Parent, in its reasonable discretion), to each holder of Company Restricted Shares, Company PSUs or LTIP Units setting forth each holder’s rights pursuant to the Company Stock Plan and, as applicable, the Partnership Agreement, and stating that such Company Restricted Shares, Company PSUs and LTIP Units shall be treated in the manner set forth in Section 3.03(a), 3.03(b) or 3.02(a), respectively.
3.04.    Surrender of Shares and Units.
(a)    Paying Agent. Prior to the Merger Effective Time and the Partnership Merger Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent (the “Paying Agent”) selected by Parent with the Company’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned, for the payment in accordance with this ARTICLE III of the Merger Consideration and payments to the holders of Minority LP Units. At or prior to the Merger Effective Time, Parent shall deposit, or cause to be deposited with DB, AG London branch a cash amount in U.S. dollars, Euros and British pounds, that when taken together with available cash of the Acquired Companies that is deposited with DB AG, London branch at the Merger Effective Time and the Partnership Merger Effective Time, is sufficient in the aggregate for the Paying Agent to make the payments of the Merger Consideration and payments to holders of Minority LP Units as provided pursuant to Section 3.01 and Section 3.02(a), as applicable (such cash being hereinafter referred to as the “Exchange Fund”). The U.S. dollar, Euro and British pound components of the funds deposited with DB AG, London branch shall be consistent with the relative portions of the Per Share Consideration that are denominated in U.S. dollars, Euros and British pounds. In accordance with the hedging agreements described in Section 3.04 of the Disclosure Letter, the Parties shall cause DB AG, London branch to convert the Euro and British pound components of the Exchange Fund into U.S. dollars. Any outstanding hedges relating to the merger must be unwound prior to the Merger Effective Time and the mark-to-market present valued and settled net against the U.S. dollars being delivered to the Exchange Fund. Immediately following such conversion and at or prior to the Merger Effective Time and the Partnership Merger Effective Time, the Parties shall cause DB AG, London branch to deposit the Exchange Fund with the Paying Agent, in trust for the benefit of the holders of Company Shares (other than Cancelled Shares and Company Restricted Shares) and Minority LP Units outstanding immediately prior to the Merger Effective Time or Partnership Merger Effective Time, as applicable. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be invested by the Paying Agent in (1) short-term direct obligations of the United States of America, (2) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (3) short-term commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively or (4) money market funds investing solely in a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent and may be paid to Parent from time to time in Parent’s sole discretion. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration and payments to holders of Minority LP Units as contemplated hereby, Parent shall reasonably promptly replace or restore, or shall cause to be replaced or restored, the portion of the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.
(b)    Exchange Procedures.
(1)    Transmittal Materials. Promptly after the Merger Effective Time and Partnership Merger Effective Time (and in any event within five (5) Business Days thereafter), Parent and the Surviving Entity shall cause the Paying Agent to mail or otherwise provide to each holder of record of Company Shares (other than holders of Cancelled Shares and Company Restricted Shares) or Minority LP Units immediately prior to the Merger Effective Time, as applicable, pursuant to Section 3.01 and 3.02(a), as applicable: (A) transmittal materials specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of a Company Share Certificate, or with respect to a Book-Entry Share, only upon delivery of an “agents message” regarding the book entry transfer of Book-Entry Shares or, with respect to a Minority LP Unit, a transfer form (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request in the instructions described in clause (B)), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the delivery of (x) Company Share Certificates or surrender of the Book-Entry Shares in exchange for the portion of the Merger Consideration to which such holder of Company Share Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares is entitled pursuant to Section 3.01 or (y) Minority LP Units in exchange for the payment to which such Minority LP Unit is entitled pursuant to Section 3.02(a).
(2)    No Further Ownership Rights in the Company Shares or Minority LP Units.
(a)    Each Company Share Certificate and Book-Entry Share shall be deemed at any time after the Closing Date to represent only the right to receive (with respect to each Company Share Certificate, upon delivery thereof, and with respect to each Book-Entry Share, upon receipt by the Paying Agent of an “agent’s message” in customary form) the Per Share Consideration, as applicable, as contemplated by this ARTICLE III. No interest shall be paid or accrue on any cash payable hereunder for any Company Share Certificate or any Book-Entry Share.
(b)    At the Merger Effective Time, holders of Company Shares (that are converted into the right to receive Per Share Consideration) shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Per Share Consideration provided under this ARTICLE III. The Per Share Consideration paid or delivered upon the surrender of Company Share Certificates representing Company Shares or Book-Entry Shares representing Company Shares, in each case, in accordance with the terms of this ARTICLE III, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Shares represented thereby or exchanged therefor.
(c)    Each Minority LP Unit shall be deemed at any time after the Closing Date to represent only the right to receive (with respect to such Minority LP Unit, upon receipt by the Paying Agent of a transfer form acceptable to the Paying Agent) the Per Share Consideration, as contemplated by this ARTICLE III. No interest shall be paid or accrue on any cash payable hereunder for any Minority LP Unit.
(d)     At the Partnership Merger Effective Time, holders of Minority LP Units (that are converted into the right to receive Per Share Consideration) shall cease to be, and shall have no rights as, limited partners of the Partnership other than the right to receive the Per Share Consideration provided under this ARTICLE III. The Per Share Consideration paid or delivered in accordance with the terms of this ARTICLE III, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Minority LP Units represented thereby or exchanged therefor.
(3)    DTC. To the extent applicable, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and with The Depository Trust Company with respect to shares held of record by The Depository Trust Company.
(4)    Unrecorded Transfers; Other Payments.
(a)    In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, or if payment of any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the delivered Company Share Certificate or the surrendered Book-Entry Share is registered, upon due delivery of the Company Share Certificate or due surrender of the Book-Entry Share in accordance with this ARTICLE III, payment of such portion of the Merger Consideration may be issued to such transferee or other Person if the Company Share Certificate or Book-Entry Share formerly representing such Company Shares is properly presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to establish to the reasonable satisfaction of the Surviving Entity that any applicable transfer or other similar Taxes have been paid or are not applicable.
(b)    In the event of a transfer of ownership of Minority LP Units that are not registered in the transfer records of the Partnership, or if payment of any portion of the payment to be made to the Minority LP Units is to be made to a Person other than the Person whose name is reflected in the records of the Partnership, in accordance with this ARTICLE III, payment of such portion of the amount owed to the holders of Minority LP Units may be issued to such transferee or other Person if appropriate evidence is properly presented to the Paying Agent required to evidence and effect such transfer and to establish to the reasonable satisfaction of the Surviving Entity that any applicable transfer or other similar Taxes have been paid or are not applicable.
(5)    Lost, Stolen or Destroyed Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon (A) the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the Paying Agent and (B) if reasonably required by Parent, the posting by such holder of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with regard to such Company Share Certificate, the Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.04(c), the Surviving Entity) shall issue, in exchange for such lost, stolen or destroyed certificate, the portion of the Merger Consideration payable in respect thereof, pursuant to this Agreement.
(c)    Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Company Shares (or the holders of Minority LP Units) for 18 months after the Merger Effective Time shall be delivered to the Surviving Entity (or its designee) upon demand. Any such holders of Company Shares or Minority LP Units prior to the Company Merger or Partnership Merger, as applicable, who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Entity for payment of the portion of the Merger Consideration or payments to holders of Minority LP Units payable in respect thereof. Notwithstanding anything to the contrary herein, none of the Surviving Entity, Parent, the Company, the Partnership Surviving Entity, the Paying Agent or any other Person shall be liable to any former holder of Company Shares or Minority LP Units for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Entity, free and clear of all claims of interest of any Person previously entitled thereto.
(d)    Transfer Books. From and after the Merger Effective Time, the stock transfer books of the Company and the partnership interest records of the Partnership shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Entity or the records of the Partnership of Company Shares or Minority LP Units that were outstanding immediately prior to the Merger Effective Time or the Partnership Merger Effective Time, as applicable. From and after the Merger Effective Time, the Company Share Certificates shall be cancelled, and any Book-Entry Shares, in each case, outstanding immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement. If, after the Merger Effective Time, any Company Share Certificate or evidence of a Book-Entry Share is presented, and acceptable, to the Surviving Entity or the Paying Agent for transfer, subject to compliance with the procedures set forth in this ARTICLE III, it shall be cancelled and exchanged for the portion of the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a) (without interest). The portion of the Merger Consideration, without interest, paid or delivered upon the surrender for exchange of Company Share Certificates or Book-Entry Shares in accordance with the terms of this ARTICLE III, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Shares represented thereby or exchanged therefor. From and after the Partnership Merger Effective Time, the Minority LP Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights, except as otherwise provided for in this Agreement. If, after the Partnership Merger Effective Time, any Minority LP Unit is presented, and acceptable, to the Partnership Surviving Entity or the Paying Agent for transfer, subject to compliance with the procedures set forth in this ARTICLE III, it shall be cancelled and exchanged for the Per Share Consideration to which the holder thereof is entitled pursuant to Section 3.02(a) (without interest). The Per Share Consideration, without interest, paid or delivered upon the surrender for exchange of a Minority LP Unit in accordance with the terms of this ARTICLE III, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to such Minority LP Unit.
3.05.    Appraisal Rights. Pursuant to the charter of the Company, no dissenters’ or appraisal rights shall be available with respect to the Company Merger or other transactions contemplated hereby.
3.06.    Adjustments. In the event that, subsequent to the date of this Agreement but prior to the Merger Effective Time, the number of outstanding Company Shares or Partnership Common Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company or the Partnership, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then the Per Share Consideration, shall be equitably adjusted to provide to Parent and the holders of Company Shares and Partnership Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.06 shall be construed to permit any of the Acquired Companies or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
3.07.    Withholding. All amounts payable pursuant to this ARTICLE III shall be paid without interest (unless otherwise noted). Each of Parent, Merger Sub, the Company, the Surviving Entity, the Partnership, the Partnership Surviving Entity, any Affiliate thereof or the Paying Agent, as the case may be, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amount as Parent, the Company, the Surviving Entity, the Partnership, the Partnership Surviving Entity, any Affiliate thereof or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under applicable Law (including, but not limited to, Section 1445 of the Code), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law. To the extent that amounts are so deducted and withheld by the applicable payor in respect of any Person and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
4.01.    Representations and Warranties of the Company, the Partnership and Partnership Merger Sub. Except as Previously Disclosed, the Company, the Partnership and Partnership Merger Sub jointly and severally represent and warrant to Parent and Merger Sub as follows:
(a)    Organization, Standing and Authority. The Company (1) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, (2) has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets, and (3) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires the Company to be so qualified, except, with respect to clauses (2) and (3), where the failure to have such power and authority or be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(b)    Capital Structure.
(1)    The authorized capital stock of the Company consists of 1,000,000,000 Company Shares and 200,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (A) 50,289,639 Company Shares were issued and outstanding (including 911,483 Company Restricted Shares), (B) no shares of Company Preferred Stock were issued and outstanding, (C) 1,485,997 Company Shares are issuable in respect of the Company PSUs outstanding as of the date hereof (assuming the achievement of performance at the maximum level), (D) 262,850 Company Shares are issuable upon exchange of Partnership Common Units held by Minority Limited Partners outstanding as of the date hereof, and (E) 52,584 Company Shares are issuable upon exchange of Partnership Common Units that are issuable upon conversion of LTIP Units outstanding as of the date hereof. All outstanding Company Shares, and all Company Shares issuable under the circumstances referred to in clauses (C), (D) and (E) of the foregoing sentence, are or will be duly authorized, validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were and will not be issued in violation of any preemptive rights). None of the Company Subsidiaries owns any Company Shares. Except for Company Shares issuable pursuant to the Company Stock Plan and outstanding Partnership Common Units and LTIP Units, as of the date of this Agreement, there are no Company Shares reserved for issuance, the Company does not have any Rights outstanding with respect to Company Shares, and the Company does not have any commitment to authorize, issue or sell any Company Shares or Rights. As of the date of this Agreement, the Company has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any Company Shares.
(2)    As of the date of this Agreement, 262,850 Partnership Common Units were outstanding (other than Partnership Common Units owned by the Company or any Company Subsidiary), each of which is redeemable by the holder in exchange for an amount in cash calculated pursuant to the Partnership Agreement or, at the election of the Company, one Company Share, subject to the terms and conditions of the Partnership Agreement. As of the date of this Agreement, 52,584 LTIP Units were outstanding pursuant to the Partnership Agreement. All of the outstanding Partnership Common Units and LTIP Units have been duly authorized and validly issued. The Company is the sole general partner of the Partnership and a limited partner of the Partnership, and as of the date of this Agreement, owns the general partnership interest and approximately 99.38% of the outstanding Partnership Common Units. Except for Partnership Common Units issuable upon the conversion of LTIP Units, as of the date of this Agreement, there are no Partnership Common Units reserved for issuance, and the Partnership does not have any commitment to authorize, issue or sell any Partnership Common Units or Rights.
(3)    Section 4.01(b)(3) of the Disclosure Letter sets forth a list of all the holders of the Minority LP Units, such holder’s most recent address and the exact number of Partnership Common Units or LTIP Units held. The partnership interests held by the Company are free and clear of any Liens and subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable Law.
(4)    Section 4.01(b)(4) of the Disclosure Letter sets forth a list of all the holders of the Company PSUs, the exact number of Company Shares subject to the Company PSUs held by such holder, the date on which each Company PSU was granted under the Company Stock Plan, and the extent to which each Company PSU is vested and/or non-forfeitable, as of the date of this Agreement, and the times and extent to which each Company PSU (assuming achievement based on maximum performance) is scheduled, notwithstanding anything to the contrary in this Agreement, to become vested and/or non-forfeitable thereafter.
(5)    All dividends and other distributions on the Company Shares, Partnership Common Units and LTIP Units and any dividends or other distributions on any securities of any of the Company Subsidiaries that have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet payable).
(6)    As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Acquired Companies in excess of $1,000,000 in principal amount, other than the Indebtedness outstanding under the Debt Instruments in the principal amounts identified by instrument in Section 4.01(b)(6) of the Disclosure Letter.
(c)    Company Subsidiaries.
(1)    Section 4.01(c) of the Disclosure Letter sets forth each of the Company Subsidiaries and indicates its jurisdiction of organization or incorporation. Each of the Company Subsidiaries is duly qualified to do business and, to the extent such concept is applicable, in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. Each of the Company Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company.
(2)    Section 4.01(c) of the Disclosure Letter (i) confirms the Partnership owns 100% of each of the U.S. Subsidiaries (other than the Partnership) and (ii) confirms the Company owns, directly or indirectly, its outstanding equity securities of each of the Company Subsidiaries and sets forth the ownership interest (and percentage interest) of the Company or any of the Company Subsidiaries, as applicable, in each Company Subsidiary.
(3)    The Company owns, directly or indirectly, its outstanding equity securities of each of the Company Subsidiaries as set forth in Section 4.01(c) of the Disclosure Letter free and clear of any Liens, other than Permitted Liens, and other than restrictions on transfer set forth in the Constituent Documents of the Company Subsidiaries, there are no Contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities. All of the outstanding shares or other equity securities of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (as applicable) and free of preemptive rights.
(d)    Constituent Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) accurate and complete copies of the Constituent Documents of the Company, the Partnership and each other material Company Subsidiary, each as amended or supplemented to date, and each as so provided was duly adopted and is in full force and effect. Neither the Company nor the Partnership, as applicable, is in violation of any of the provisions of its Constituent Documents. As of the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Disclosure Letter, none of the Acquired Companies has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.
(e)    Authority; Binding Nature of Agreement.
(1)    The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the affirmative approval of the Company Merger by a majority of the votes entitled to be cast on the matter by the holders of outstanding Company Shares (“Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. Each of the Partnership and Partnership Merger Sub has the partnership and limited liability company power, as applicable, and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.
(2)    Each of the Company, the Partnership and Partnership Merger Sub has duly authorized, executed and delivered this Agreement and has taken all corporate, partnership or limited liability company action, as applicable, necessary in order to execute and deliver this Agreement. Subject only to the receipt of the Requisite Company Vote, this Agreement and the transactions contemplated hereby have been authorized by all corporate, partnership and limited liability action necessary on the part of the Company, the Partnership and Partnership Merger Sub, as applicable. Assuming due execution by each of Parent and Merger Sub, this Agreement is a valid and legally binding obligation of each of the Company, the Partnership and Partnership Merger Sub, enforceable against each of the Company, the Partnership and Partnership Merger Sub in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(3)    The Company Board, upon the unanimous recommendation of the SRC, at a duly called and held meeting has duly adopted resolutions unanimously (1) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Requisite Company Vote, the consummation by the Company of the transaction contemplated by this Agreement, including the Mergers, (2) approving and declaring advisable and in the best interests of the Company the adoption of this Agreement, the Company Merger and the other transactions contemplated by this Agreement, (3) directing that the Company Merger be submitted for consideration at the Stockholders Meeting and (4) subject to Section 6.01, resolving to make the Company Recommendation and to include such recommendation in the Proxy Statement, which resolutions, except as permitted under Section 6.01, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.
(f)    Vote Required. The Requisite Company Vote is the only vote or consent of the holders of any class of securities of the Company necessary to approve this Agreement, the Mergers and the other transactions contemplated hereby. The Company, as the sole general partner and as a limited partner of the Partnership and as the sole member of Partnership Merger Sub, has approved this Agreement, the Partnership Merger and the other transactions contemplated hereby, and such approval is the only approval necessary from the holders of any class of securities of the Partnership or Partnership Merger Sub for the approval of this Agreement, the Partnership Merger and the other transactions contemplated hereby. There is no Indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.
(g)    Approvals; No Defaults.
(1)    Except as set forth on Section 4.01(g)(1) of the Disclosure Letter (the “Company Regulatory Approvals”) and as may be required by the MGCL, the MLLCA, the DRULPA, the DLLCA, the Exchange Act, the listing requirements of the NYSE and such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Mergers, including the Proxy Statement, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Acquired Companies in connection with the execution, delivery or performance by each of the Company, the Partnership and Partnership Merger Sub of this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement, except those that the failure to make or obtain have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(2)    Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and assuming the required filings and registrations referred to in the preceding paragraph have been made, the execution, delivery and performance of this Agreement by the Company, Partnership and Partnership Merger Sub and the consummation of the transactions contemplated, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any applicable Law, any Contract or other instrument or agreement of the Acquired Companies or to which any of the Acquired Companies or Company Properties is subject or bound; (B) constitute a breach or violation of, or a default under, the Constituent Documents of any of the Acquired Companies; or (C) require any of the Acquired Companies to obtain any consent or approval under any such Law, Contract or other instrument or agreement, except, in the case of clauses (A) or (C), for any such breach, violation, default, consent or approval that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(h)    Company SEC Documents and Financial Statements.
(1)    The Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2017 and 2018, and all other reports, registration statements, definitive proxy statements or information statements filed by the Company subsequent to January 1, 2017 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (such documents, collectively, the “Company SEC Documents”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, together with the rules and regulations thereunder.
(2)    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules, the “Company Financial Statements”)) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presented in all material respects, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods to which those statements relate, in each case, in accordance with GAAP consistently applied during the periods involved (except, in each case, as may be noted therein, and subject to normal year‑end audit adjustments and as permitted by Form 10‑Q, Form 8-K or any successor form under the Exchange Act in the case of unaudited statements). No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.
(3)    As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. The Company has made available to Parent complete and correct copies of all material written correspondence between the SEC, on one hand, and the Company, on the other hand, since January 1, 2017, other than as publicly filed as correspondence in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC. As of the date hereof, to the Company’s Knowledge, none of the Company SEC Documents is the subject of an ongoing SEC review.
(4)    The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.
(5)    The Company is in compliance in all material respects with all current listing requirements of the NYSE.
(6)    None of the Acquired Companies has entered into or created (A) any securitization transaction or “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (B) any commitment to become party to any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among any of the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, in each case where the result, purpose or effect of such transaction, commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Acquired Companies in Company Financial Statements or other Company SEC Document.
(i)    No Undisclosed Liabilities. As of the date hereof, none of the Acquired Companies has any liabilities or obligations, contingent or otherwise, of a type required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of the Company or in the notes thereto, except for: (i) liabilities reflected or adequately reserved against on the consolidated balance sheet of the Company as of March 31, 2019 (including any notes related thereto) contained in the Company SEC Documents filed with the SEC before the date of this Agreement; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2019; (iii) liabilities that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect with respect to the Company; and (iv) liabilities and obligations contemplated by this Agreement or in connection with this Agreement or in connection with the transactions contemplated hereby.
(j)    Absence of Certain Changes. Since December 31, 2018 through the date hereof, (1) the Acquired Companies have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (2) no event has occurred or circumstance arisen that, individually or taken together with all other circumstances and events (described in any paragraph of Section 4.01 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company, and (3) except for regular quarterly cash dividends and distributions on the Company Shares, Partnership Common Units and LTIP Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Shares, Partnership Common Units or LTIP Units.
(k)    Litigation. Except for Transaction Litigation and except as disclosed on Section 4.01(k) of the Disclosure Letter, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies, nor is there any material Order or arbitration outstanding against any of the Acquired Companies, in each case, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. To the Company’s Knowledge, there is no pending or threatened investigation by any Governmental Authority with respect to any of the Acquired Companies that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(l)    Compliance with Laws. Each of the Acquired Companies:
(1)    has conducted its business in compliance with all applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company;
(2)    has all permits, licenses, authorizations, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; and
(3)    (A) has not received, since January 1, 2018, any written notification from any Governmental Authority (i) of any material violation by any of the Acquired Companies of any Law, which notification remains outstanding or unresolved as of the date hereof, or (ii) threatening to revoke any license, franchise, permit or governmental authorization, or (B) has not provided, since January 1, 2018, any written notification to any Governmental Authority regarding any material violation by any of the Acquired Companies of any Law, which notification remains outstanding or unresolved as of the date hereof, except, in each case of (A) and (B), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company;
(4)    has not violated any provision of applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any other applicable laws or regulations relating to bribery or corruption, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; and
(5)    is not a party to any Contract or bid with or has conducted any business directly or indirectly involving (A) any Sanctioned Country or (B) any Sanctioned Person, to the extent in violation of Sanctions, except, in the case of clause (A) or (B), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(m)    Material Contracts; Defaults.
(1)    Section 4.01(m)(1) of the Disclosure Letter sets forth a list of each Contract, including all amendments, supplements, exhibits and side letters thereto that modify each such Contract in any material respect, to which any of the Acquired Companies is a party or by which any of its properties or assets are bound and which remains in effect (provided, that equity interests in any Person shall not be deemed to be the properties or assets of the Acquired Companies), which as of the date of this Agreement (provided, that the Company shall not be required to list those agreements and other documents filed as exhibits to the Company’s Annual Report on Form 10‑K for the fiscal years ended December 31, 2017 or December 31, 2018):
(a)    is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S‑K;
(b)    purports to restrict, in any material respect, the conduct of any line of business by any of the Acquired Companies or its or their ability to compete in any line of business or geographical area;
(c)    relates to the employment of an officer or director;
(d)    is between or among any of the Acquired Companies, on the one hand, and the External Manager, or any officer, director or affiliate (other than a wholly-owned Company Subsidiary) of any of the Acquired Companies or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the External Manager, on the other hand;
(e)    establishes a material partnership, joint venture or similar Contract,
(f)    is a Management Agreement Document, Lessee Lease or Material Lessor Lease;
(g)    evidences Indebtedness for borrowed money in excess of $1,000,000 of any of the Acquired Companies, whether secured or unsecured (further Section 4.01(g)(2) of the Disclosure Letter shall specifically note if the consummation of the transactions contemplated hereby, absent a consent from the counterparty to such Contract, results in a right of termination, cancellation, acceleration or amendment of, triggers any payments or results in any violation of or constitutes a breach or default of such Contract);
(h)     (i) any Prior Sale Agreement relating to real property for consideration in excess of $2,000,000 or more, (ii) any pending Contract for the purchase, sale, assignment, ground lease or disposition of any real property (including any of the Company Properties or any portion thereof) and (iii) any pending Contract which contains any option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, any real property (including any of the Company Properties or any portion thereof), in each case, whether by merger, purchase or sale of assets or stock or otherwise (for the avoidance of doubt, leasing of real property as lessor does not constitute a “disposition” within the meaning of this clause (h));
(i)    other than the Partnership Agreement, contains a put, call or similar right pursuant to which any of the Acquired Companies could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;
(j)    (i) requires any of the Acquired Companies to provide funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) the Company, any Company Subsidiary or other Person, in excess of $500,000, or (ii) evidences a loan (whether secured or unsecured), other than intercompany loans, made by any of the Acquired Companies to any other Person in excess of $500,000;
(k)    relates to the settlement (or proposed settlement) of any pending or threatened Legal Proceeding, other than any settlement that provides solely for the payment of less than $500,000;
(l)    except to the extent such Contract is described in the clauses above or is terminable by the Acquired Companies within 90 days, calls for annual aggregate payments by, or other consideration from, any of the Acquired Companies of more than $1,000,000.
(2)    Each Contract of the type described above in Section 4.01(m)(1), whether or not set forth in Section 4.01(m)(1) of the Disclosure Letter, is referred to herein as a “Material Contract.” Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect with respect to the Company, each Material Contract is legal, valid, binding and enforceable in accordance with its terms on each of the Acquired Companies that is a party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(3)    None of the Acquired Companies, on the one hand, or, to the knowledge of the Company, any other party, on the other hand, is in default under any Material Contract to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(4)    The Company has made available to Parent accurate and complete copies of all of the Material Contracts as of the date hereof, including all amendments, supplements, exhibits and side letters thereto that modify each such Contract in any material respect.
(n)    Employee Benefit Plans.
(1)    Other than the Company Stock Plan, none of the Acquired Companies maintains, sponsors or contributes to, nor has ever maintained, sponsored or been required to contribute to any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded (a “Company Plan”).
(2)    The Company has made available to Parent accurate and complete copies of the Company Stock Plan and each form of award agreement thereunder, including amendments and supplements thereto.
(3)    Neither the Company nor any ERISA Affiliate, in the last six years, has contributed to (or had any obligation under) a plan that is subject to Sections 412 or 302 of the Code or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six years.
(4)     Except as set forth in Section 4.01(n)(4) of the Disclosure Letter, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, condition or circumstance) would (A) result in any compensatory payment (including any severance, unemployment compensation, bonus or otherwise) becoming due from any of the Acquired Companies to any director, officer, employee or consultant of any of the Acquired Companies or the External Manager, (B) materially increase any compensatory or severance payment due from any of the Acquired Companies to any Person or (C) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits owed by any of the Acquired Companies.
(o)    Labor Matters. None of the Acquired Companies has, or has ever had, any employees.
(p)    Taxes.
(1)    Each Acquired Company has timely filed with the appropriate Governmental Authority all United States federal income and state income Tax Returns and all other material Tax Returns (including in non-U.S. jurisdictions) required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Accurate and materially complete copies of all U.S. federal income Tax Returns and other material income Tax Returns have been provided or made available to Parent. Neither the Company nor any U.S. Subsidiary files Tax Returns in the United States other than (i) IRS Form 1120-REIT and associated Maryland state Tax Returns with respect to the Company, and (ii) IRS Form 1065 and associated Delaware state Tax Returns with respect to the Partnership.
(2)    All material Taxes, whether or not shown to be due on the Tax Returns referred to in clause (1) above, have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith.
(3)    No extensions or waivers of statutes of limitation have been given by or requested in writing with respect to any material U.S. federal income Taxes or material non-U.S. Taxes of the Company or of the Company Subsidiaries.
(4)    The Company (A) for all taxable years commencing with its first taxable year ended December 31, 2015, and through its taxable year ended December 31, 2018, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has been organized and operated in conformity with all requirements to qualify as a REIT for such years; (B) has operated since January 1, 2019 and intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) until the Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT and (C) no challenge from the IRS or any other Governmental Authority is pending or, to the Company’s Knowledge, threatened with respect to the Company’s status as a REIT. No Company Subsidiary and no other entity in which the Company owns an interest is or has been since its formation a corporation for U.S. federal income tax purposes, other than a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”) or a REIT. Section 4.01(p)(4) of the Disclosure Letter sets forth a list of each Qualified REIT Subsidiary, Taxable REIT Subsidiary, and REIT owned directly or indirectly by the Company, and each Company Subsidiary not set forth in Section 4.01(p)(4) of the Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from the Company or a Company Subsidiary for U.S. federal income tax purposes.
(5)    None of the Acquired Companies holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset at any time.
(6)    None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(7)    (A) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any amounts of Taxes or Tax Returns of the Company or any of the Company Subsidiaries and none of the Acquired Companies is a part of any Legal Proceeding relating to Taxes; (B) the Acquired Companies have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (C) no deficiency for Taxes of the Company or any of the Company Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company; and (D) none of the Acquired Companies has in the past three years received a claim in writing by a Governmental Authority in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.
(8)    The Company and the Company Subsidiaries (as applicable) have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(9)    There are no Company Tax Protection Agreements (as hereinafter defined) (A) in force at the date hereof or (B) on the basis of which a claim could be asserted. As used herein, “Company Tax Protection Agreements” means any written agreement to which any of the Acquired Companies is a party pursuant to which: (A) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated hereby; and/or (B) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (i) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) only dispose of assets in a particular manner, (iv) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (v) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for U.S. federal income tax purposes.
(1)    There are no material Tax Liens upon any property or assets of any of the Acquired Companies except for Permitted Liens.
(2)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any of the Acquired Companies, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date, none of the Acquired Companies shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(3)    Since the Company’s formation (A) none of the Acquired Companies has incurred any liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, (B) neither Company nor any Company Subsidiary has engaged in any transaction that reasonably would be expected to result in “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case as defined in Section 857(b)(7) of the Code and (C) none of the Acquired Companies has incurred any liability for Taxes other than (x) in the United States, either at a Federal or state level, as shown on the Company’s Form 1120-REIT and associated Maryland state Tax Returns, (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property or (z) in the case of Acquired Companies that hold interests in real estate assets directly, Taxes imposed on the income, or the net wealth of such companies by the jurisdiction in which the relevant real estate assets are located or by their jurisdiction of incorporation. To the knowledge of the Company, as of the date hereof, no event has occurred and no condition or circumstance exists, which presents a risk that any Tax described in the preceding sentence will be imposed upon any of the Acquired Companies.
(4)    Except as set forth in Section 4.01(p)(13) of the Disclosure Letter, (A) none of the Acquired Companies has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired, and (B) none of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return that remains unfiled.
(5)    None of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and none of the Acquired Companies is subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.
(6)    None of the Acquired Companies has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(7)    None of the Acquired Companies holds (or has held at any time since its respective formation) any asset that is or was (A) a U.S. real property interest under Section 897(c) of the Code, (B) used in the conduct of a U.S. trade or business, (C) held primarily for sale to customers in the ordinary course of business, or (D) held for other than investment purposes.
(8)    Neither the Company nor any U.S. Subsidiary has, or has had at any time, any employees located in the United States.
(9)    The Company is not, and has not been at any time since its formation, a “United States real property holding corporation” as defined pursuant to Section 897(c)(2) of the Code.
(10)    None of the Acquired Companies has been a “captive REIT” for U.S. state tax purposes.
(11)    The Company does not have any liability for the Taxes of any person other than the Acquired Companies, and the Company Subsidiaries do not have any liability for the Taxes of any person other than the Acquired Companies, (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by Contract or (D) otherwise.
(12)    The Company is not a successor corporation, trust, or association to any entity which has had its election to be taxable as a REIT terminated or revoked.
(13)    As of the close of each of its taxable years, Company has never had any earnings and profits accumulated in any non-REIT year for U.S. federal income tax purposes.
(14)    Each of the Acquired Companies has, since the date of its formation, been resident solely in the jurisdiction in which it was formed for tax purposes and has not, at any time since the date of its formation, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purpose.
(q)    Environmental Matters.
(1)    The Acquired Companies are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses, authorizations, Orders and approvals required under applicable Environmental Laws for the operation of the business of the Acquired Companies as currently conducted, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company.
(2)    To the Company’s Knowledge, there have been no releases or presence of Hazardous Substances into the Environment at, on, under or from the Company Properties or properties formerly owned or leased by any of the Acquired Companies, in a manner that could reasonably be expected to result in a claim against or liability of any of the Acquired Companies pursuant to any Environmental Law, except for releases that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company.
(3)    None of the Acquired Companies is a party to, or is the subject of, any pending or, to the Company’s Knowledge, threatened written Legal Proceeding (A) alleging non-compliance with any applicable Environmental Law or seeking to impose any liability or financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law or (B) alleging any liability for assumption of, or provision of indemnity against, any liability or obligation of any Person under any Environmental Law. None of the Acquired Companies is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.
(4)    All environmental reports, assessments and audits prepared by, or on behalf of, the Acquired Companies, in each case containing information that would reasonably be expected to be material to the Acquired Companies, taken as a whole, have been made available to Parent.
(5)    Notwithstanding any other provision in this Agreement, this Section contains the sole and exclusive representations and warranties with regard to the Environment, Environmental Laws, Hazardous Substances and other Environmental Matters.
(r)    Financial Advisors. None of the Acquired Companies or any of their directors, officers or employees has employed any broker or finder or incurred (or will incur) any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the SRC has retained Goldman Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof. As of the date of this Agreement, the Company has received an opinion of Goldman Sachs & Co., issued to the SRC, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of Company Shares. A signed copy of such opinion shall be made available to Parent as soon as practicable after receipt thereof by the Company, for information purposes only.
(s)    Intellectual Property. The Acquired Companies have sufficient rights to use all material Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement, except for any changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(t)    Company Properties.
(1)    Section 4.01(t)(1) of the Disclosure Letter sets forth an accurate and complete list of all real property owned by the Acquired Companies as of the date of this Agreement, and sets forth the Company or the applicable Company Subsidiary owning, such property (such real property collectively, the “Company Owned Properties”). The Acquired Companies have a fee simple title (or an equivalent form of title under any applicable non-U.S. Law) to the Company Owned Properties, free and clear of all Liens, other than Permitted Liens.
(2)    Section 4.01(t)(2) of the Disclosure Letter sets forth an accurate and complete list of all real property in which any of the Acquired Companies holds as a lessee or sublessee a leasehold or sublease interest (as the context may require, individually or collectively, the “Company Leased Property”) and each Lessee Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company or a Company Subsidiary holds a valid leasehold or subleasehold interest as a lessee or sublessee in the Company Leased Property free and clear of all Liens except for Permitted Liens.
(3)    The operating cash flow statement set forth in Section 4.01(t)(3) of the Disclosure Letter (the “Operating Budget”) reflects, as of the date hereof, the budgeted operating expenses of the Acquired Companies through December 31, 2019, including, without limitation, all (i) operating expenses, (ii) interest expense, (iii) capital expenditures and commitments, (iv) development expenditures related to renovations, construction projects, restorations, developments and redevelopments and any projects that are in pre-development on any property, and (v) general and administrative and other expenses. Section 4.01(t)(3) of the Disclosure Letter sets forth the amount of brokerage commissions or fees per Company Property that are now due or which would reasonably be expected to become due from any of the Acquired Companies with respect to any individual Lessee Lease or Material Lessor Lease as of the date hereof.
(4)    Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the rent rolls for the Company Properties, dated as of March 31, 2019 (the “Rent Rolls”), which have previously been made available to Parent, as such Rent Rolls have been supplemented by the information set forth in Section 4.01(t)(4) of the Disclosure Letter, list each Lessor Lease. The Company has made available to Parent correct and complete copies of all Lessor Leases as of the date hereof. As of the date hereof, no termination option has been exercised in writing under any of the Material Lessor Leases that would result in a full or partial termination of such Material Lessor Lease after the date hereof except as disclosed in Section 4.01(t)(4) of the Disclosure Letter.
(5)    Except for those contracts or agreements set forth in Section 4.01(t)(4) of the Disclosure Letter and the Material Contracts, none of the Acquired Companies has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person other than the Company or a wholly-owned Company Subsidiary (the “Participation Party”) which provides for a right of such Participation Party to participate, invest, join, partner, or otherwise have any material interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which any of the Acquired Companies has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”). Section 4.01(t)(4) of the Disclosure Letter sets forth all of the Company Properties (or transactions) in which any Participation Party currently has a Participation Interest.
(6)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, to the Company’s Knowledge, as of the date hereof, none of the Acquired Companies has received any written notice to the effect that any condemnation or compulsory purchase proceedings are pending or threatened, with respect to any of the Company Properties.
(7)    As of the date hereof, (i) none of the Acquired Companies has exercised any Transfer Right with respect to any real property or Person which transaction has not yet been consummated and (ii) to the Company’s Knowledge, the Company has not received any written exercise by any third party of any Transfer Right with respect to any Company Subsidiary or Company Property, which transaction has not yet been consummated.
(8)    Section 4.01(t)(7) of the Disclosure Letter lists each real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by the Acquired Companies since November 1, 2015, except for easements or similar interests. Other than as set forth in Section 4.01(t)(7) of the Disclosure Letter, to the Company’s Knowledge, as of the date hereof, none of the Acquired Companies has received written notice of any outstanding claims under any Prior Sale Agreement which would reasonably be expected to result in a liability to the Acquired Companies in an amount, in the aggregate, in excess of $500,000.
(u)    Insurance. The Company has made available to Parent the material insurance policies held by, or for the benefit of the Acquired Companies as of the date of this Agreement. With respect to each insurance policy owned or held by the Acquired Companies: (1) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (2) none of the Acquired Companies is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with the notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, (3) as of the date of this Agreement, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (4) as of the date of this Agreement, no notice of cancellation or termination (whether written or oral) has been received, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. From January 1, 2018 through the date hereof, none of the Acquired Companies has received any written communication notifying any of the Acquired Companies of any (1) premature cancellation or invalidation of any insurance policy held by any of the Acquired Companies (except with respect to policies that have been replaced with similar policies), (2) written refusal of any material coverage or rejection of any material claim under any material insurance policy held by any of the Acquired Companies or (3) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by any of the Acquired Companies. Except as set forth in Section 4.01(u) of the Disclosure Letter, as of the date hereof, there is no pending material claim by any of the Acquired Companies against any insurance carrier under any insurance policy held by any of the Acquired Companies.
(v)    Investment Company Act. Neither the Company, nor any of the Company Subsidiaries, is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
(w)    Takeover Laws. The Company Board has taken all action necessary to render inapplicable to the Company Merger and other transactions contemplated by this Agreement the applicable provisions of any Takeover Law.
4.02.    Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub jointly and severally represent and warrant to the Company, the Partnership and the Partnership Merger Sub as follows:
(a)    Organization, Standing and Authority. Each of Parent and Merger Sub (1) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, (2) has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and (3) is duly qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign entity in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except, with respect to clauses (2) and (3), where the failure to have such power and authority or be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub, as applicable.
(b)    Merger Sub. All of the issued and outstanding limited liability interests of Merger Sub are owned directly or indirectly by Parent or a Subsidiary thereof. Merger Sub does not have any outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Merger Effective Time, shall have engaged in no other business activities and shall have no assets, liabilities or obligations of any nature, other than (1) as expressly contemplated herein and (2) liabilities and obligations incidental to its formation and the maintenance of its existence.
(c)    Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement. This Agreement and the transactions contemplated hereby have been authorized by all corporate action necessary on the part of each of Parent and Merger Sub. Assuming due execution by the Company, this Agreement is a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(d)    Approvals; No Defaults.
(1)    Except as set forth on Section 4.02(d) of the Disclosure Letter (the “Parent Regulatory Approvals”) and as may be required by the MGCL, the MLLCA and the Exchange Act, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement, except those that the failure to make or obtain have not resulted in or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub, as applicable.
(2)    Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and assuming the required filings and registrations referred to in the preceding paragraph have been made, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (A) constitute a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub, or (B) constitute a breach or violation of, or a default under, the Constituent Documents of Parent or Merger Sub, except, in the case of clauses (A) or (B), for any such breach, or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub, as applicable.
(e)    Litigation. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub nor is there any material Order outstanding against Parent or Merger Sub, in each case, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub, as applicable.
(f)    Compliance with Laws. Each of Parent and Merger Sub:
(1)    has conducted its business in compliance with all applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub; and
(2)    (A) has not received, since January 1, 2017, any written notification from any Governmental Authority (i) of any violation by Parent or Merger Sub of any Law, which notification remains outstanding or unresolved as of the date hereof, or (ii) threatening to revoke any license, franchise, permit or governmental authorization, or (B) has not provided, since January 1, 2017, any written notification to any Governmental Authority regarding any violation by Parent or Merger Sub of any Law, which notification remains outstanding or unresolved as of the date hereof, except, in each case of (A) and (B), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub;
(3)    has not violated any provision of applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any other applicable laws or regulations relating to bribery or corruption, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub; and
(4)    to Parent’s Knowledge, is not a party to any Contract or bid with or has conducted any business directly or indirectly involving (A) any Sanctioned Country or (B) any Sanctioned Person, to the extent in violation of Sanctions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub.
(g)     Merger Consideration. Parent has received and accepted, and has delivered to the Company, a true, correct and complete fully executed copy of the Equity Commitment Letter from the Sponsor to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being referred to as the “Equity Financing”). As of the date hereof, the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally. The Equity Commitment Letter has not been amended, supplemented or otherwise modified in any respect, no amendment, supplement or modification is contemplated and the commitments thereunder have not been withdrawn, terminated or rescinded in any respect. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, or any other parties thereto under any term or condition of the Equity Commitment Letter. Taking into account the cash forecast contained in the Company’s Operating Budget, the Equity Financing, when funded in accordance with the Equity Commitment Letter, taken together with cash on hand of the Company, will provide Parent with cash proceeds on the Closing Date, sufficient to consummate the transactions contemplated by this Agreement and satisfy all of its obligations under this Agreement, including the payment of the Merger Consideration, any payments to holders of Minority LP Units required to be made in connection with the Mergers, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Entity, any payments in respect of the Company Equity Awards required to be made in connection with the Mergers, and any repayment or refinancing of any outstanding Indebtedness of Parent, the Company and their respective Subsidiaries required in connection therewith. Parent has no reason to believe that it will be unable to satisfy any term or condition of closing set forth in the Equity Commitment Letter at or prior to Closing, or that any portion of the Equity Financing to be made thereunder will otherwise not be available to Parent to consummate the Mergers and the other transactions contemplated by this Agreement at the time required pursuant to this Agreement. The obligations to make the Equity Financing available to Parent pursuant to the terms of the Equity Commitment Letter are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. As of the date of this Agreement, there are no agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Parent is a party related to the Equity Financing other than as expressly contained in the Equity Commitment Letter and delivered to the Company prior to the date hereof. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Parent to obtain the Equity Financing or any other financing.
(h)    Financial Advisors. Neither Parent or Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, Parent has retained Deutsche Bank Securities Inc. as its financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.
(i)    Ownership of Shares. Within the last five years, none of Parent, Merger Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Shares or Partnership Common Units or any securities that are convertible into or exchangeable or exercisable for Company Shares or Partnership Common Units, or holds any rights to acquire or vote any Company Shares or Partnership Common Units (other than pursuant to this Agreement). None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates or, to Parent’s Knowledge, the Representatives of such Person, within the past five years, has been an “interested stockholder” of the Company, in each case, as defined in Section 3-601 of the MGCL.
(j)    Certain Arrangements. As of the date hereof, none of Parent, Merger Sub or any of their respective controlled Affiliates has entered into any Contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any director, officer, employee or stockholder of the Company relating to the transactions contemplated by this Agreement or the operations of the Surviving Entity after the Merger Effective Time.
(k)    Solvency. As of the Merger Effective Time, assuming the satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.03 and after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent and Parent and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.02(k), the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (ii) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (iii) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 4.02(k), “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 4.02(k), the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, would reasonably be expected to become an actual or matured liability.
4.03.    Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Acquired Companies with the management of the Company, (b) has had reasonable access to (1) the books and records of the Acquired Companies and (2) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Acquired Companies, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Acquired Companies, other than the representations and warranties of the Company, the Partnership and Partnership Merger Sub contained in Section 4.01 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in Section 4.01 of this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company, the Partnership and Partnership Merger Sub or any of the Company’s stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Acquired Companies or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub shall have no claim against the Company, the Partnership or Partnership Merger Sub or any of the Company’s stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except in the case of fraud.
4.04.    No Other Representations or Warranties.
(a)    Except as expressly set forth in Section 4.01, none of the Company, the Partnership and Partnership Merger Sub nor any other Person on behalf of the Company, the Partnership or Partnership Merger Sub has made or makes any express or implied representations or warranties. Each of the Company, the Partnership and Partnership Merger Sub represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of Parent and Merger Sub set forth in Section 4.02.
(b)    Except as expressly set forth in Section 4.02, none of Parent, Merger Sub or any other Person on their behalf, has made or makes any express or implied representations or warranties. Each of Parent and Merger Sub represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of the Company set forth in Section 4.01.
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS
5.01.    Forbearances of the Company. The Company agrees as to itself and the Company Subsidiaries that from the date hereof until the Merger Effective Time, except (a) as expressly contemplated by this Agreement, (b) as Previously Disclosed, (c) as required by applicable Law, or (d) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), it shall, and shall cause each of the Company Subsidiaries to use commercially reasonable efforts (1) to conduct its business and the business of the Acquired Companies in the ordinary course of business consistent with the Operating Budget and past practice in all material respects (but subject to the provisions set forth in Section 5.01(o)), (2) to maintain and preserve intact their respective current business organizations, (3) to preserve their assets and properties in good repair and condition (normal wear and tear excepted), (4) to preserve the goodwill and current relationships of the Acquired Companies with Persons with which they have significant business relationships, and (5) to maintain their material rights and authorizations. Without limiting the foregoing, except as set forth in Section 5.01 of the Disclosure Letter, as contemplated or required by any other provision of this Agreement or as required by applicable Law, or by any Governmental Authority, the Company shall not, nor shall it permit any of the Company Subsidiaries to, from the date hereof until the Merger Effective Time, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    Operations. Enter into any new line of business outside the businesses being conducted by the Acquired Companies on the date hereof or change its material operating policies, except as required by applicable Law.
(b)    Capital Stock. (1) issue, deliver (whether through the issuance of granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional capital stock, partnership interests or other securities or Rights of the Company or any of the Company Subsidiaries, other than (A) the issuance of Company Shares upon the settlement of Company PSUs that are outstanding on the date hereof, (B) the issuance of Company Shares upon redemption of Partnership Common Units or LTIP Units outstanding on the date hereof, in accordance with their respective terms existing as of the date hereof or (C) the withholding of Company Shares to satisfy Tax withholding obligations with respect to Company Restricted Shares or Company PSUs in the ordinary course (2) permit any additional capital stock, partnership interests or other securities or Rights of the Company or any of the Company Subsidiaries to become subject to new grants, or (3) amend any terms of any security of the Company or any of the Company Subsidiaries (in each case, whether by merger, consolidation or otherwise).
(c)    Dividends, Distributions, Repurchases:
(1)    make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on (whether in cash, stock, property or otherwise) any capital stock of the Company or any partnership interests or other equity interests in any of the Company Subsidiaries, other than (A) dividends or distributions declared, set aside or paid by any direct or indirect Company Subsidiary to the Company or any other direct or indirect Company Subsidiary that is wholly-owned by the Company, (B) the authorization by the Company Board and the declaration and payment by the Company of the regular quarterly dividend per Company Share for the fiscal quarter ended June 30, 2019 with an anticipated declaration date on or about August 2, 2019, in accordance with past practice and in an amount not to exceed $0.15 per Company Share, (C) in the case of the Partnership, (i) a quarterly distribution on Partnership Common Units for the fiscal quarter ended June 30, 2019 in the same amount as the dividend per Company Share permitted pursuant to (B), and (ii) a quarterly distribution on LTIP Units for the fiscal quarter ended June 30, 2019 in the same amount as the dividend per Company Share permitted pursuant to (B), in accordance with the terms of the Partnership Agreement, or (D) dividends or dividend equivalents accrued or paid with respect to Company Equity Awards outstanding as of the date of this Agreement under, and as required by the terms of, the Company Stock Plan and/or an applicable award agreement, each as in effect on the date of this Agreement, as set forth in Section 4.01(b)(5) of the Disclosure Letter; provided, however, that notwithstanding the restriction on dividends and other distributions in this Section 5.01(c), the Company shall be permitted to make (and shall make) distributions, including under Section 857, 858 or 860 of the Code, necessary for the Company to (x) maintain its status as a REIT under the Code or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code (and any corresponding dividend or distribution required to be paid in respect of Partnership Common Units or LTIP Units);
(2)    directly or indirectly, adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire, any capital stock of the Company or any partnership interests or other equity interests of any of the Company Subsidiaries; or
(3)    directly or indirectly, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any partnership interests or other equity interests of any of the Company Subsidiaries, excluding the issuance of Partnership Common Units upon the conversion of outstanding LTIP Units.
(d)    Dispositions. Sell, lease, license, pledge, transfer, subject to any Lien (excluding involuntary Liens), or otherwise dispose of or discontinue any of its material assets, business or properties, except for (1) Permitted Liens, (2) other than with respect to any real property (including the Company Properties), sales, leases, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to the Acquired Companies, taken as a whole, or (3) pursuant to any Contract existing and in effect as of the date hereof.
(e)    Liquidation. Authorize, recommend, propose, adopt or announce an intention to adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to any of the Acquired Companies; provided, however, that a wholly-owned Company Subsidiary shall be permitted to merge with and into, or liquidate into, another wholly-owned Company Subsidiary resulting in a deemed liquidation of each such Company Subsidiary.
(f)    Acquisitions. (1) Acquire the business, assets, properties or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions of personal property (and not real property) in the ordinary course of business consistent with past practice and that, individually, do not involve an amount that is material to the Company or (2) acquire any assets in the United States, whatsoever including, but not limited to, U.S. real property interests or any asset used in a U.S. trade or business (excluding, for the avoidance of doubt, any cash or cash items, including money market securities).
(g)    Constituent Documents. Other than as may be required pursuant to a binding stockholder proposal opposed by the Company, amend the Constituent Documents of the Acquired Companies (whether by merger, consolidation or otherwise).
(h)    Accounting Methods. Implement or adopt any material change in its financial or regulatory accounting principles, practices or methods or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit arrangement, other than as may be required by GAAP or applicable regulatory accounting requirements.
(i)    Adverse Actions. Notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Mergers set forth in ARTICLE VII not being satisfied in a reasonably timely manner, except (with prior notice to Parent) as may be required by applicable Law.
(j)    Related Party Transactions. Enter into any transactions or Contracts with (1) any Affiliates, (2) any other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (3) the External Manager or any of its Affiliates.
(k)    Compensation and Benefits. Except as required pursuant to the terms of the Company Stock Plan and awards thereunder, each as in effect as of the date hereof, or as otherwise required by applicable Law, in each case as expressly identified in Section 5.01(k) of the Disclosure Letter, (1) increase the fees, benefits, bonuses, severance or other compensation payable or to become payable to the Company’s current or former directors, (2) enter into any employment, loan, retention, consulting, indemnification, change-in-control, termination, severance or similar agreement or establish, adopt, materially amend or terminate any Company Plan (or any plan, program, policy, practice, agreement, contract, arrangement or other obligation that would be a Company Plan), (3) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation under the Company Stock Plan, or (4) hire any employee or engage any independent contractor (who is a natural Person).
(l)    Taxes. (1) Make or rescind any material election relating to Taxes, (2) file an amendment to any material Tax Return, (3) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (1), (2) or (3) is required by Law or is necessary to preserve the Company’s qualification for taxation as a REIT under the Code, the Company shall (A) promptly notify Parent, (B) make reasonable efforts to permit Parent to review and comment on all such action and (C) take such action, or (4) take any actions that may compromise or change the Tax residence of any Acquired Company.
(m)    Debt. (1) Incur, assume or refinance any long-term or short-term Indebtedness (including, for the avoidance of doubt, by entering into interest rate, currency or other swaps, hedges or similar derivative arrangements) or issue any debt securities, or guarantee such Indebtedness to another Person, except (A) for borrowings and guarantees under the Acquired Companies’ current credit facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 5.01(c)), and (B) in respect of Indebtedness for borrowed money owing by any wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary, (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Acquired Companies), (3) prepay any Indebtedness (including, for the avoidance of doubt, the termination of any interest rate, currency or other swaps, hedges or similar derivative arrangements (other than settlement at maturity of currency hedges existing as of the date of this Agreement)), except for (A) repayments of Indebtedness in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Company Property), and (B) mandatory payments under the terms of any Indebtedness in accordance with its terms, (4) make loans, advances or capital contributions to or investments in any Person, other than (i) as required by any joint venture agreement or (ii) as permitted pursuant to Section 5.01(o); (5) enter into any amendment or other modification to the material terms of any material Indebtedness of the Acquired Companies, or (6) create any Lien over any material asset or assets, other than Permitted Liens, or in connection with refinancing any Indebtedness permitted to be incurred hereunder.
(n)    Allocation of Cash. Except as set forth in the Operating Budget and except for conversion of currencies in the ordinary course of business consistent with past practice, allocate or exchange existing or incoming cash from one currency to another currency (U.S. dollars, Euros and British pounds).
(o)    Capital Expenditures and Other Expenses.  Except as set forth in the Operating Budget, make, enter into any Contract for, or otherwise commit to, (1) any capital expenditures or development expenditures on or relating to any Company Property (collectively, “Capital Expenditures”) or (2) any general and administrative expenses and other expenses (“G&A and Other Expenses”); provided, however, that notwithstanding the foregoing, but subject to the provisions of Section 5.01(m) above, the Acquired Companies shall be permitted to make, enter into Contracts for or otherwise commit to: (i) Capital Expenditures as required by Law, (ii) emergency Capital Expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (iii) Capital Expenditures in an aggregate amount up to 2% of the amount specified for Capital Expenditures in the Operating Budget (referred to as “9M 2019 Capex” in the Operating Budget), taken as a whole, and (iv) G&A and Other Expenses in an aggregate amount not to exceed $750,000 in the aggregate.
(p)    Litigation. Waive, compromise or settle any Legal Proceeding (whether or not commenced prior to the date of this Agreement) to which any of the Acquired Companies is a party for an amount in excess, individually, of $100,000, but in no event shall the Acquired Companies settle any Transaction Litigation except in accordance with Section 6.17.
(q)    Insurance. Fail to maintain in full force and effect the material insurance policies of the Acquired Companies or comparable replacement policies covering the Acquired Companies and their respective properties, assets and business with substantially the same coverage and amounts as currently maintained by the Acquired Companies.
(r)    Material Contracts. Except as set forth in Section 5.01(r) of the Disclosure Letter, (1) amend in any material respect or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required, or as to leases, permitted under the terms thereof or under any Applicable Law) any Material Lessor Lease or Lessee Lease, (2) enter into, amend, terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required, or as to leases, permitted under the terms thereof or under any Applicable Law) any other Material Contract, other than leases in the ordinary course of business or on the Company’s standard form or (3) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract; provided, that the Company agrees it shall not be unreasonable for Parent to withhold consent, subject to Section 5.03 hereto, with respect to any Contract that relates to a new development project that is contemplated to include capital expenditures in the aggregate for such project in excess of $100,000.
(s)    Zoning Matters. Except as may be required, or as to leases, permitted under the terms thereof or under any Applicable Law (1) initiate or consent to any material zoning reclassification of any of the Company Properties or any material change to any approved site plan (in each case, that is material to such Company Properties or plan, as applicable), special use permit or other land use entitlement affecting any material Company Properties in any material respect or (2) amend, modify or terminate, or consent to any Person to amend, modify, terminate or allow to lapse, any material permits of the Acquired Companies.
(t)    REIT Qualification. Take any action, or fail to take any action, which action or failure would reasonably be expected to cause (1) the Company to fail to qualify as a REIT (without regard to availability for any “relief” provisions under the Code), or (2) any U.S. Subsidiary to be treated as anything other than a disregarded entity for U.S. federal income tax purposes immediately prior to the Closing, and any subsidiary other than a U.S. Subsidiary to be treated as other than a partnership, a disregarded entity, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes.
(u)    Company Tax Protection Agreement. Enter into a Company Tax Protection Agreement.
(v)    Engagement Letters. Amend or modify the compensation terms or any other material obligations of the Company contained in any engagement letter with any financial advisor existing as of the date of this Agreement that relates to the transactions contemplated hereby.
(w)    Commitments. Enter into any Contract with respect to, or otherwise authorize, agree or commit to do, any of the foregoing.
5.02.    Forbearances of Parent. Notwithstanding anything herein to the contrary, Parent agrees that from the date hereof until the Merger Effective Time, except as required by applicable Law, without the prior written consent of the Company, it shall not, and shall cause Merger Sub and each of its Affiliates not to take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Mergers set forth in ARTICLE VII not being satisfied in a reasonably timely manner.
5.03.    No Control of Other Party’s Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Acquired Companies’ operations prior to the Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI

COVENANTS
6.01.    Acquisition Proposals.
(a)    No Solicitation or Negotiation.
(1)    Except as otherwise permitted by this Section 6.01, (A) the Company shall not, and shall cause each of the Company Subsidiaries and its and their officers and directors not to, and will not authorize and shall use reasonable best efforts to cause its or their agents, advisors and Affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, requests for information, discussions, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal (including by approving any transaction, or approving any Person acquiring Company Shares such that the Person does not become an “interested stockholder” for purposes of the MGCL), (ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to ascertain facts from the Person making such Acquisition Proposal for the purpose of informing itself about such Acquisition Proposal and the Person that made it and to refer the inquiring Person to this Section 6.01), (iii) provide (including through access to any data room) any non-public information relating to the Acquired Companies to any Person relating to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or Contract (other than an acceptable confidentiality agreement entered into in accordance with the terms of this Agreement) with respect to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (each, an “Alternative Acquisition Agreement”), (v) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, (vi) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Company is a party, except to the extent necessary to allow the counterparty thereof to make a private Acquisition Proposal to the Company Board in accordance with this Agreement, (vii) provide any further information with respect to the Company or any Acquisition Proposal (and shall turn off any data rooms maintained by the Company) to any Persons or their Representatives, (viii) approve or recommend an Acquisition Proposal or enter into any Alternative Acquisition Proposal, or (v) resolve, propose or agree to do any of the foregoing, and (B) immediately cease and cause to be terminated all discussions, negotiations, solicitation or encouragement with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date hereof.
(2)    Notwithstanding anything in this Agreement to the contrary, but subject to the Company’s compliance with the provisions of this Section 6.01, prior to the time that the Requisite Company Vote is obtained, but not after, the Company may (A) provide information in response to a request therefor by a Person or Persons who have made a bona fide written Acquisition Proposal that did not result from a solicitation made in breach of this Agreement if, prior to providing any non-public information regarding the Company, the Company receives from such Person or Persons an executed confidentiality agreement, and as promptly as practicable (and, in any event, within twenty-four (24) hours) discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent or (B) engage or participate in any discussions or negotiations with any Person who has made such bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, the SRC (x) determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (y) determines in good faith after consultation with its outside legal counsel that failure to take such action would likely be inconsistent with each director’s duties under applicable Law. Promptly (and, in any event, within twenty-four (24) hours) after providing any non-public information to such Person, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available to Parent).
(b)    No Change of Recommendation. Neither the Company Board, nor any committee thereof, including the SRC, shall:
(1)    (A) withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or any other approval, recommendation or declaration of advisability by the Company Board or SRC with respect to this Agreement, the Mergers or any of the other transactions contemplated hereby, (B) approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal, (C) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (D) fail to include the Company Recommendation in the Proxy Statement, (E) if any Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause “(F)” below) has been made public, fail to publicly affirm or reaffirm the Company Recommendation upon request of Parent within five (5) Business Days after the date an Acquisition Proposal shall have been publicly announced (or if the Stockholders Meeting is scheduled to be held within five (5) Business Days from the date an Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Stockholders Meeting is scheduled to be held); provided, that Parent may make any such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified in which case Parent may make such request once each time such material modification is made is; (F) fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement of such tender or exchange offer; and (G) publicly propose or publicly announce an intention to take any of the foregoing actions (any of the foregoing, a “Change of Recommendation”); or
(2)    except as permitted by Section 6.01(c), approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit any of the Acquired Companies to enter into any Alternative Acquisition Agreement or otherwise resolve to do so.
(c)    Alternative Acquisition Agreement; Intervening Event.
(1)    Notwithstanding anything to the contrary contained in this Section 6.01, if (A) the Company has received a bona fide written Acquisition Proposal from a Person or Persons that did not result from a solicitation made in breach of this Agreement, (B) the SRC determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (C) the SRC determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation and/or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (absent revision of the terms of this Agreement as contemplated in this Section 6.01(c)(1)) would reasonably be expected to be inconsistent with each director’s duties under applicable Law, and (D) such Acquisition Proposal is not withdrawn and the Company is not in material breach of this Section 6.01, then, prior to the time (but not after) the Requisite Company Vote is obtained, the Company Board, the SRC and/or the Company, as applicable, may take the following actions: (x) make a Change of Recommendation or (y) terminate, and cause or permit the Company to terminate, this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) will be void and of no force or effect, unless and until the Company complies with the requirements of Section 8.03(b) and pays the Termination Fee in accordance with Section 8.05(c); and provided, further, that the Company Board and the SRC may not effect a Change of Recommendation pursuant to the foregoing clause (x) and the Company may not, and the Company Board and the SRC may not permit or cause the Company to, terminate this Agreement pursuant to the foregoing clause (y) unless:
(i)    the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of the SRC and/or the Company Board’s intention to make a Change of Recommendation and/or authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Recommendation), which notice will specify the terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and the Company shall have contemporaneously provided a copy of the then-latest drafts of all definitive transaction agreements with respect to such Superior Proposal;
(ii)    the Company shall have, and shall have caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the price or other material terms of the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.01(c)(1) with respect to such new written notice; provided, that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period; and
(iii)    Parent shall not have, within the Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the SRC and the Company Board have in good faith determined (after consultation with its outside legal counsel and its financial advisors) would result in the Acquisition Proposal ceasing to constitute a Superior Proposal.
(2)    Notwithstanding anything to the contrary contained herein, prior to the time (but not after) the Requisite Company Vote is obtained, solely in response to an Intervening Event, the SRC and the Company Board may make a Change of Recommendation if the SRC determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation in response to such Intervening Event would be inconsistent with each director’s duties under applicable Law; provided, however, that the SRC and the Company Board may not make a Change of Recommendation pursuant to the foregoing unless:
(i)    the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Intervening Event Notice Period”), of the SRC and/or the Company Board’s intention to make a Change of Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Recommendation), which notice shall specify in detail the SRC and/or the Company Board’s reason for proposing to make such Change of Recommendation (including a description of such Intervening Event in reasonable detail);
(ii)    the Company shall, and shall have caused the Company’s Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need for the SRC and the Company Board to make such Change of Recommendation; and
(iii)    Parent shall not have, within the Intervening Event Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the SRC and the Company Board has in good faith determined (after consultation with its outside legal counsel) would obviate the need for the SRC and the Company Board to make such Change of Recommendation.
(d)    Certain Permitted Disclosure. Nothing contained in this Agreement shall prevent the Company, the SRC or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be made in compliance with this Section 6.01.
(e)    Limits on Release of Standstill. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person to allow the counterparty thereof to make a private Acquisition Proposal to the Company Board in accordance with this Agreement if the SRC determines in good faith, after consultation with its outside legal counsel, that failure to take such action (or taking action) would likely be inconsistent with each director’s duties under applicable Law; provided, that the Company promptly advises Parent that it is taking such action or its failure to take action and the identity of the party or parties with respect to which it is taking such action or it failed to take action; provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.
(f)    Notice. The Company agrees that it shall (1) promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if any Acquisition Proposal is received by, or any such discussions or negotiation are sought to be initiated regarding an Acquisition Proposal with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), (2) promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if the Company provides non-public information to any Person in accordance with this Section 6.01 and (3) keep Parent informed, on a reasonably current basis, of the status and terms of any such Acquisition Proposal (including any amendments thereto), including by providing a copy of all written proposals, offers or drafts of proposed agreements, and the status of any such discussions or negotiations.
6.02.    Proxy Statement.
(a)    The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement (but no later than forty-five (45) days after the execution of this Agreement), a preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Mergers and the other transactions contemplated hereby, and Parent, Merger Sub and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings.
(b)    Subject to applicable Law, and notwithstanding anything in this Agreement to the contrary, prior to the filing of the preliminary Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the Company stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith and include in such filing, document or response any reasonable comments reasonably proposed by Parent and its Representatives. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of (1) all material correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and (2) all written comments with respect to the Proxy Statement received from the SEC. The Company shall use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement, and respond to and resolve any comments made by the SEC as promptly as practicable after receipt thereof. The Company shall cause the definitive Proxy Statement to be mailed to holders of Company Shares as of the record date established for the Stockholders Meeting promptly (but in any event no more than five (5) Business Days after the earlier of (1) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (2) date on which the SEC confirms that it has no further comments on the preliminary Proxy Statement).
(c)     If at any time prior to the Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party, and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (1) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (2) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders of record as of the record date established for the Stockholders Meeting, in each case, as and to the extent required by applicable Law.
6.03.    Stockholders Meeting. Subject to the duties of each of the Company’s directors under applicable Law, the Company, acting through the Company Board (or a committee thereof), shall, as promptly as practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement, take all action required under the MGCL and its Constituent Documents and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable the Stockholders Meeting; provided, that the Company may postpone or adjourn such meeting solely (a) to the extent required by applicable Law, (b) with the written consent of Parent, (c) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Requisite Company Vote or (d) in the absence of a quorum; provided, that in the case of clause (c) or (d), without the written consent of Parent, in no event shall the Stockholders Meeting (as so postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled. Unless the Company Board or any committee thereof has withdrawn the Company Recommendation in compliance with Section 6.01, the Company, through the Company Board, shall recommend to holders of the Company Shares that they vote in favor of the Company Merger and the Company shall use commercially reasonable efforts to solicit the Requisite Company Vote (including by soliciting proxies from the Company’s stockholders). The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with ARTICLE VIII, (x) the Company shall not submit to the vote of its stockholders any Acquisition Proposal and (y) the obligation of the Company to duly call, give notice of, convene and hold the Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s stockholders shall not be affected by a Change of Recommendation.
6.04.    Actions.
(a)    Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each shall cooperate fully with, and furnish information to, the other Party to those ends.
(b)    Parent and the Company shall, and each shall cause its respective Subsidiaries and Affiliates to, cooperate and use reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to be obtained by Parent, the Company and their respective Subsidiaries and Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including Requisite Regulatory Approvals) and shall make all necessary filings in respect of the Requisite Regulatory Approvals as soon as practicable. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case, subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and each Party shall keep the other Party appraised of the status of material matters relating to completion of the transactions contemplated hereby.
(c)    Parent and the Company shall, upon request, furnish the other Party with all information concerning itself, its Subsidiaries and Affiliates, and its and their directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries or Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.
(d)    Without limiting the foregoing, each Party hereto agrees to:
(1)    make appropriate filings in the Relevant Jurisdiction with respect to the transactions contemplated hereby as promptly as practicable following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested from an antitrust authority in the Relevant Jurisdiction and to take any and all other actions reasonably necessary to satisfy the Merger Clearance Condition as soon as practicable; and
(2)    make appropriate filings with respect to any other Requisite Regulatory Approvals, in each case, as promptly as practicable and in any event within fifteen (15) Business Days of the date hereof.
(e)    To the extent reasonably requested by Parent, each of the Company, the Company Subsidiaries and their Affiliates shall, and the Company shall use reasonable best efforts to cause the External Manager to, cooperate with Parent and its advisors to timely provide all information and/or documentation reasonably required to prepare any Tax Return of the Company or any Company Subsidiary due to be filed after the Closing related to any taxable period.
6.05.    Press Releases. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release, written and broadly disseminated communication or other written stockholder communication with respect to the Mergers or this Agreement and shall not issue any such stockholder communication or make any such public statement with respect to the Mergers or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances and permitted by applicable law), issue such communication or make such public statement as may be required by applicable Law or securities exchange rules in furtherance of the foregoing. Parent and the Company shall cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other Party; provided, further, that, subject to the terms and conditions set forth in Section 6.01, Parent’s consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Acquisition Proposal or with respect to any actions contemplated by Section 6.01(b) or Section 6.01(c). Notwithstanding the foregoing, the Parties may, without the prior consent of the other Party, reasonably disseminate information previously included in a press release or other public disclosure made pursuant to this Section 6.05.
6.06.    Access; Information.
(a)    Subject to applicable Law, between the date of this Agreement and the earlier of the Merger Effective Time or the termination of the Agreement pursuant to ARTICLE VIII, upon reasonable advance notice, the Company shall, and shall cause the Company Subsidiaries to, (1) provide to Parent and its Representatives access during normal business hours of the Company and/or the Company Subsidiaries, as applicable, upon prior written notice, to the officers, employees, properties (subject to the terms of the relevant leases), books and records (including Tax Returns and information relating to Taxes) of the Acquired Companies (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements set forth in Section 6.01, to any Acquisition Proposal) and (2) furnish promptly such information concerning officers, employees, properties, books and records (including Tax Returns and information relating to Taxes) of the Acquired Companies as Parent may reasonably request; provided, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company or its Representatives or applicable Company Subsidiaries and in such a manner as not to interfere unreasonably with the normal business or operations of the Company or any of the Company Subsidiaries. Nothing herein shall require the Acquired Companies to disclose any information to the extent such disclosure (A) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) would reasonably be expected to violate any applicable Law or any written agreement, undertaking, lease, license, Contract, note, mortgage, indenture, arrangement or other written obligations or fiduciary duties of such Party; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent that the Company determines in consultation with its outside legal counsel that doing so is reasonably expected to be required for the purpose of complying with applicable Laws or preparing any filing or submission with a Governmental Authority relating to the transactions contemplated by this Agreement and in connection with any investigation, litigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement (including any proceeding initiated by a private Person).
(b)    Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed under this Section 6.06 and otherwise pursuant to this Agreement, with such obligations thereunder being deemed to survive until the Merger Effective Time.
(c)    Nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Acquired Companies without the prior written consent of the Company in its sole discretion.
(d)    Prior to the Closing, the Company shall use reasonable best efforts to cause the External Manager and each Affiliate of the External Manager to deliver to the Company all Contracts and records in the External Manager’s or any of its Affiliates’ possession or control to the extent (with respect to Contracts) they are Contracts to which the Company or any of the Company Subsidiaries is a party, and with respect to records, to the extent they pertain to the business of the Company or any of the Company Subsidiaries, provided, that, for the avoidance of doubt, such records shall not include records that are the owned property of the External Manager and are not owned property of the Company or any of the Company Subsidiaries.
6.07.    Takeover Laws. The Company shall not, and shall cause the Company Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Laws to become applicable to this Agreement, the Mergers or any of the transactions contemplated hereby. If any Takeover Laws is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, the Company and the members of the Company Board shall grant such approvals and shall use reasonable best efforts to take such actions so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.07 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.
6.08.    Management Agreement and Employee Matters.
(a)    Prior to the date hereof, the Company and the External Manager entered into an amendment to the Management Agreement providing for the termination of the Management Agreement effective upon Merger Effective Time, and such termination shall be without any liability to any of the Acquired Companies, Parent, any Affiliate of Parent or the Surviving Entity. Immediately prior to the Merger Effective Time, the Company shall deliver to the External Manager all amounts owed to the External Manager under the Management Agreement, as set forth in Section 6.08(a) of the Disclosure Letter. Effective as of the Merger Effective Time, the Company shall cause the External Manager and its Affiliates to fully and unconditionally release any claims or liabilities whatsoever that they may have against any of the Acquired Companies, Parent, any Affiliate of Parent, or the Surviving Entity under the Management Agreement, except with respect to those rights which, pursuant to the express terms of the Management Agreement, survive the termination of the Management Agreement. Notwithstanding anything in the Management Agreement to the contrary, in no event shall the Company pay the External Manager any amounts in excess of the amounts set forth in Section 6.08(a) of the Disclosure Letter. Notwithstanding anything in this Section 6.08(a) or the Management Agreement to the contrary, the Parties agree that the rights of the External Manager under Section 8 of the Management Agreement shall survive termination of the Management Agreement.
(b)    Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Company Plan, (2) prevent Parent, the Surviving Entity or any of their Affiliates from amending or terminating any of their compensation or benefit plans, or (3) create a right in any employee of the External Manager or any of its Affiliates to employment with Parent, the Surviving Entity or any of their Affiliates.
6.09.    Indemnification.
(a)    From and after the Merger Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity and its Subsidiaries to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Entity shall, and Parent shall cause the Surviving Entity and its Subsidiaries to, also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Acquired Companies (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, including the transactions contemplated by this Agreement.
(b)    Without limiting the foregoing, for a period of six years from and after the Merger Effective Time, the Surviving Entity shall not, and Parent shall not permit the Surviving Entity or any of its Subsidiaries to, amend, repeal or otherwise modify any provision of the Constituent Documents of the Surviving Entity or any of its Subsidiaries relating to the exculpation or indemnification (including advancement of expenses) of any Indemnified Parties in any manner that would adversely affect the rights thereunder of any Indemnified Party, it being the intent of the Parties that the Indemnified Parties shall continue to be entitled to such exculpation and indemnification (including advancement of expenses) to the fullest extent permitted under applicable Law as provided in Section 6.09(a). Parent and the Surviving Entity shall, and shall cause the Surviving Entity and its Subsidiaries to, honor and perform under all indemnification and expense advancement obligations owed to any of the Indemnified Parties.
(c)    Prior to the Merger Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Entity as of the Merger Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Merger Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Merger Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for a period of at least six years from and after the Merger Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.
(d)    In the event that that Parent or the Surviving Entity or any of their respective successors or assigns (1) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Surviving Entity or any of the Surviving Entity’s successors or assigns undertakes any complete or partial liquidation, dissolution or winding up, then, and in each such case, Parent and the Surviving Entity will cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 6.09.
(e)    The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her Representatives. The obligations of Parent and the Surviving Entity under this Section 6.09 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Parties unless (1) such termination or modification is required by applicable Law or (2) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.09.
(f)    The rights of the Indemnified Parties under this Section 6.09 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Acquired Companies, or under any applicable Contracts or Laws. Further, nothing in this Agreement, including this Section 6.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Acquired Companies or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to, or in substitution for, any such claims under any such policies.
6.10.    Notification of Certain Matters. Parent and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Parent or the Company, as applicable, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII.
6.11.    Section 16 Matters. Prior to the Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause any dispositions of any securities of the Company or the Partnership (including derivative securities) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.
6.12.    REIT Opinion Officer’s Certificate. The Company shall deliver to Vinson & Elkins L.L.P. (or other counsel to the Company) the officer’s certificate described in Section 7.03(e) in the form attached as Exhibit A hereto, with such factual updates as appropriate, provided that Parent is given a reasonable opportunity to review any such updates and finds them reasonably acceptable.
6.13.    Dealer Property Representation Letter. The Company shall deliver to Vinson & Elkins L.L.P. (or other counsel to the Company) the representation letter described in Section 7.03(f) in the form attached as Exhibit C hereto.
6.14.    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement.
6.15.    Dividends. From the date hereof and through the Merger Effective Time, the Company may make (and shall make) distributions, including under Section 857, 858 or 860 of the Code, necessary for the Company to (a) maintain its status as a REIT under the Code or (b) avoid or reduce the imposition of any entity level income or excise Tax under the Code (and any corresponding dividend or distribution in respect of Partnership Common Units or LTIP Units). If the Company declares, sets aside or makes or pays any cash dividends or distributions on the Company Shares (whether to maintain the Company’s qualification as a REIT under the Code or otherwise), the Per Share Consideration shall be reduced by an amount equal to the per share amount of such dividend or distribution; provided, that any dividends or distributions made in accordance with Sections 5.01(c)(1)(A), (B), (C) or (D) shall not result in any such adjustment. In the event that a distribution with respect to the Company Shares permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such Company Shares as of such record date immediately prior to the Merger Effective Time.
6.16.    Stock Exchange Delisting. Prior to the Merger Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Company of the Company Shares from NYSE as promptly as practicable after the Merger Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.
6.17.    Transaction Litigation. Prior to the earlier of the Merger Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, (a) the Company shall, as promptly as reasonably practicable after obtaining Knowledge that any such Transaction Litigation is instituted (or threatened to be instituted), notify Parent in writing of any such Transaction Litigation, (b) Parent and the Company shall reasonably cooperate and consult each other in good faith on any material decisions in the defense and settlement of any Transaction Litigation (including any class action or derivative litigation), (c) the Company shall keep Parent reasonably informed with respect to the status of any such Transaction Litigation and shall give reasonable consideration to Parent’s advice with respect to such Transaction Litigation, and (d) the Company shall give Parent and its Representatives a reasonable opportunity to review, as practicable, material filings or responses to be given to any third party or Governmental Authority in connection therewith; provided, that no compromise, settlement, arrangement regarding or agreement to compromise, settle or come to an arrangement regarding any Transaction Litigation shall be made without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.
6.18.    Debt Financing and Cooperation.
(a)    Prior to the Closing Date, upon the request of the Company, Parent shall keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange the Debt Financing (as defined below). Parent acknowledges and agrees that the obtaining of the Debt Financing is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing.
(b)    Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably necessary and customary in connection with the arrangement of debt financing with respect to the Acquired Companies or the Company Property (collectively, the “Debt Financing”), reasonably requested in writing by Parent, including using commercially reasonable efforts to:
(1)    upon reasonable notice, the Company shall direct management of the Acquired Companies (including employees of the External Manager) with appropriate seniority and expertise to participate in a reasonable number of meetings and presentations with prospective lenders at reasonable times and locations mutually agreed;
(2)    assist with the preparation of materials for bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing and provide reasonable cooperation with the due diligence efforts of any source of any Debt Financing to the extent reasonable and customary; in each case in this clause: (A) subject to customary confidentiality provisions and disclaimers, (B) as reasonably requested by Parent and (C) limited to information to be contained therein with respect to the Company and the Company Subsidiaries;
(3)    furnish Parent and its potential debt financing sources for the Debt Financing (the “Lenders”) reasonably promptly upon written request with such financial, statistical and other pertinent information and projections relating to the Acquired Companies as may be reasonably requested by Parent, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business;
(4)    assist with the preparation of customary definitive loan documentation contemplated by the Debt Financing (including schedules), including any customary guarantee, pledge and security documents;
(5)    provide to Parent upon written request all documentation and other information with respect to the Acquired Companies reasonably requested by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, that has in each case been requested in writing at least fourteen (14) Business Days prior to the Closing Date;
(6)    cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Company or any Acquired Companies as of, and subject to occurrence of, the Closing and the release of related Liens following the repayment in full of such Indebtedness, including using commercially reasonable efforts to deliver such customary payoff, defeasance or similar notices under any existing loans of the Company or any of Acquired Companies as are reasonably requested by Parent (provided, that the Company and the Acquired Companies shall not be required to deliver any notices that are not conditioned on, and subject to the occurrence of, the Closing); and
(7)     cooperate with obtaining customary title insurance with respect to each material Company Property as requested by Parent.
The Company shall have satisfied its obligations set forth in Sections 6.18(b) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under this Section 6.18 to the extent that it: (A) unreasonably interferes with the ongoing business of the Acquired Companies; (B) requires the Acquired Companies to incur any Liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing prior to the Closing; (C) requires the Acquired Companies or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; (D) requires the Acquired Companies or their counsel to give any legal opinion; (E) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law; (F) provide access to or disclose information that the Company or any of its Subsidiaries determines would reasonably be expected to result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (F)); (G) requires the Acquired Companies to take any action that is prohibited or restricted by, or would reasonably be expected to conflict with or violate, its organizational documents, or would reasonably be expected to result in a violation or breach of, or default under, any Material Contract to which any of the Acquired Companies is a party or any applicable Laws; (H) would reasonably be expected to result in any officer or director of the Acquired Companies incurring personal liability with respect to any matter relating to the Debt Financing or requires any officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director or other Representative reasonably believes, in good faith, contains any untrue certifications; (I) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement; or (J) such cooperation causes any representation, warranty, covenant or other term in this Agreement to be breached or causes any Closing condition set forth in Article VII to fail to be satisfied. In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Acquired Companies (other than information which an Acquired Company is entitled to receive and actually receives following request pursuant to Management Agreement Documents) on the date hereof or is not otherwise prepared in the ordinary course of business of Acquired Companies at the time requested by Parent or for the failure to obtain review of any financial or other information by its accountants. In no event shall the Acquired Companies be required to pay any commitment or other fee or give an indemnity or incur any Liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company, any of the Company Subsidiaries, or any of their respective Representatives at the request of Parent pursuant to Section 6.18. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.18(b) represent the sole obligation of the Acquired Companies and their respective Affiliates with respect to cooperation in connection with the Debt Financing. Notwithstanding anything to the contrary, the condition precedent set forth in Section 7.03(b), as it applies to the Company’s obligations under Section 6.18, shall be deemed satisfied, unless the Company has materially and willfully breached its obligations under Section 6.18, Parent has provided to the Company written notice of such breach within ten (10) Business Days of first becoming aware of such breach and the Company fails to cure such breach by ten (10) Business Days after such notice is provided.
(c)    Parent shall reimburse the Acquired Companies promptly upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Acquired Companies and its Representatives in connection with the cooperation under Section 6.18, any action taken by them at the request of Parent pursuant to Section 6.18 (including the dissolution and termination of any subsidiaries formed and documentation entered into pursuant to Section 6.18), and shall indemnify and hold harmless the Acquired Companies and their Representatives and each of the Acquired Companies’ and their Representatives’ respective present and former directors, officers, employees and agents (collectively, the “Financing Indemnified Parties”) from and against any and all out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and Liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing and any information used in connection therewith. The provisions of this Section 6.18(c) are intended to be for the benefit of, and shall be enforceable by, each of the foregoing Indemnified Parties. This Section 6.18(c) shall survive the termination of this Agreement (and in the event the Mergers and the other transactions contemplated hereby are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation under this Section 6.18 and not previously reimbursed).
(d)    Notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and its Representatives may not initiate contact with or pursue potential Lenders in connection with the consummation of the transactions contemplated by this Agreement without (1) the prior written consent of the Company and (2) the execution of an agreement binding the potential Lender to the same confidentiality, use restrictions and other terms set forth in the Confidentiality Agreement. For the avoidance of doubt, without the prior written consent of the Company, in no event will Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential debt financing source or sources that would reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such debt financing source or sources (including any Lender) to provide debt financing or other assistance to any other party in any other transaction involving the Acquired Company (provided that the foregoing shall not prohibit the establishment of customary “tree” arrangements).
6.19.    Assumed Indebtedness.
(a)    Prior to the date hereof, the Company has received all of the consents, approvals and waivers, as applicable, relating to the Indebtedness of the Company and the Company Subsidiaries set forth on Section 4.01(b)(6) of the Disclosure Letter (the “Assumed Indebtedness”), as are required under the terms of the Assumed Indebtedness to permit the consummation of the Mergers and such Assumed Indebtedness to be assumed by Parent or its designated Affiliate (including the change in control of the applicable Company Subsidiary) at the Merger Effective Time on substantially the same terms and conditions as currently in effect (subject to the terms and conditions set forth in such consents, approvals and waivers, as applicable, including, but not limited to, the execution and delivery of required documentation, the payment of any required fees, costs and expenses and the completion by the lenders of client identification procedures in compliance with applicable money laundering rules (including know your customer procedures (KYC)) (such consents, approvals and waivers, collectively, the “Required Indebtedness Consents”).  Without limiting the foregoing, in connection with any Indebtedness that Parent intends not to repay or not to cause the Company or any of the Company Subsidiaries to repay at the Closing, the Company and each of the Company Subsidiaries shall reasonably cooperate with Parent, at Parent’s sole cost and expense, in connection with maintaining such continuing Indebtedness.  In furtherance of the foregoing, at the option of Parent, Parent shall have the right to discuss with any such lender maintaining the Indebtedness (provided that the Company is provided a reasonable opportunity to participate in the discussions and Parent shall provide the Company with updates on the status of discussions upon the Company’s reasonable request) and make all determinations and decisions regarding such Indebtedness from and after the Closing and any payment of costs or fees relating thereto from or after the Closing. The Company’s obligations pursuant to this Section 6.19 shall be subject to the limitations set forth in Section 6.18.
(b)    Prior to the Closing, the Company agrees, at Parent’s sole cost and expense, to cooperate with Parent and use its reasonable best efforts to implement such arrangements as may be requested by Parent with respect to the defeasance of any Indebtedness in connection with the Closing, including, without limitation, executing and delivering such documents, instruments and other arrangements as may be reasonably required in connection therewith.
6.20.    2019 Dispositions. The Company shall conduct any direct or indirect asset dispositions for its 2019 taxable year, including those asset dispositions deemed to occur as a result of the Mergers, to fall within the “safe harbor” of Section 857(b)(6) of the Code.
6.21.    Liquidation of Qualified REIT Subsidiaries and Taxable REIT Subsidiaries. All U.S. Subsidiaries that are taxable as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary shall be liquidated under Section 332 of the Code no later than immediately prior to the Closing.
6.22.    Environmental Reports. The Company shall use commercially reasonable efforts to arrange to deliver to Parent, at Parent’s sole cost and expense, reliance letters in favor of Parent from Arcadis Consulting (UK) Limited (“Arcadis”) in respect of the reports set forth in Section 6.22 of the Disclosure Letter in a form to be agreed by the Company and Parent (both acting reasonably). Parent shall bear the cost of any incremental premiums imposed by Arcadis arising from changes to Arcadis’ standard form reliance letter.
6.23.    French 3% Annual Tax Returns. Prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent (1) written evidence that all French 3% annual tax returns (“3% Annual Tax Returns”) required to be filed in relation to the Issy-Les-Moulineaux Property and the MacDonald Property have been validly filed with the French tax authority and (2) written confirmation that a copy of all 3% Annual Tax Returns filed in relation to the properties known as the Issy-Les-Moulineaux Property, the MacDonald Property, the Marceau Property and the Joubert Property will be held in escrow by Clifford Chance LLP for the benefit of Parent upon Closing and until January 21, 2026; provided; however, in the event a procedure or enquiry made by the French tax authority is still be pending on January 21, 2026, the escrow period shall be extended to the final closing date of any such procedure or enquiry.
ARTICLE VII

CONDITIONS TO THE MERGERS
7.01.    Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each Party to consummate the Mergers is subject to the fulfillment, or written (to the extent permitted by law) waiver by Parent and the Company, at or before the Closing of each of the following conditions:
(a)    Stockholder Approval. The Requisite Company Vote shall have been obtained.
(b)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order binding on the Company, Parent or Merger Sub which is in effect and enjoins or prohibits consummation of the Mergers.
7.02.    Conditions to the Company’s Obligation . The obligation of the Company to consummate the Mergers is also subject to the fulfillment, or written waiver by the Company, at or before the Closing of each of the following conditions:
(a)    Parent’s and Merger Sub’s Representations and Warranties. (1) Other than the representations and warranties set forth in Sections 4.02(a) (Organization, Standing and Authority), 4.02(b) (Merger Sub), 4.02(c) (Authority; Binding Nature of Agreement) and 4.02(h) (Financial Advisors), each of the representations and warranties of Parent and Merger Sub contained in Section 4.02 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date and (B) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and (2) the representations and warranties of Parent and Merger Sub set forth in Sections 4.02(a) (Organization, Standing and Authority), 4.02(b) (Merger Sub), 4.02(c) (Authority; Binding Nature of Agreement) and 4.02(h) (Financial Advisors) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date.
(b)    Performance of Parent’s and Merger Sub’s Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by Parent and Merger Sub on or before the Closing shall have been duly complied with and performed in all material respects.
(c)    Parent Certificate. The Company shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Parent by an appropriate officer certifying that the conditions specified in Sections 7.02(a) and 7.02(b) have been satisfied.
7.03.    Conditions to Parent’s and Merger Sub’s Obligation. The obligation of Parent and Merger Sub to consummate the Mergers is also subject to the fulfillment, or written waiver by Parent and Merger Sub, at or before the Closing of each of the following conditions:
(a)    Company’s, the Partnership’s and Partnership Merger Sub’s Representations and Warranties. (1) Other than the representations and warranties set forth in Sections 4.01(a) (Organization, Standing and Authority), 4.01(b) (Capital Structure), 4.01(c)(2) (Company Subsidiaries), 4.01(e) (Authority; Binding Nature of Agreement), 4.01(r) (Financial Advisors), 4.01(j) (Absence of Certain Changes) and 4.01(w) (Takeover Laws), each of the representations and warranties of the Company, the Partnership and Partnership Merger Sub contained in Section 4.01 shall be true and correct (determined without regard to any qualification by any of the terms “material” or “Material Adverse Effect” therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (B) where the failure of such representations and warranties, individually or in the aggregate, to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company, (2) the representations and warranties of the Company, the Partnership and Partnership Merger Sub set forth in Sections 4.01(b)(1), 4.01(b)(2) and 4.01(b)(3) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all respects (other than de minimis inaccuracies) as of such particular date, (3) the representations and warranties of the Company, the Partnership and Partnership Merger Sub set forth in Sections 4.01(a) (Organization, Standing and Authority), 4.01(b) (Capital Structure) (other than Sections 4.01(b)(1), 4.01(b)(2) and 4.01(b)(3)), Section 4.01(c)(2) (Company Subsidiaries), 4.01(e) (Authority; Binding Nature of Agreement), 4.01(r) (Financial Advisors), 4.01(j)(3) (Absence of Certain Changes) and 4.01(w) (Takeover Laws) shall be true and correct in all material respects (determined without regard to any qualification by any of the terms “material” or “Material Adverse Effect” therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date, and (4) the representations and warranties of the Company, the Partnership and Partnership Merger Sub set forth in Sections 4.01(j)(1) and 4.01(j)(2) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date.
(b)    Performance of the Company’s Obligations. All of the covenants and agreements required by this Agreement to be complied with and performed by the Company, the Partnership or the Partnership Merger Sub on or before the Closing shall have been duly complied with and performed in all material respects.
(c)    Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect with respect to the Company.
(d)    Company Certificate. Parent shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Company by an appropriate officer of the Company certifying that the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied.
(e)    REIT Opinion. Parent shall have received an executed written opinion of Vinson & Elkins L.L.P. (“REIT Status Opinion”) (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and substantially in the form attached as Exhibit A, to the effect that, commencing with the Company’s initial taxable year ended December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such REIT Status Opinion will be based on customary representations contained in an officer’s certificate executed by the Company in the form attached as Exhibit A, dated as of the Closing Date. Such officer’s certificates shall be in executed form, and attached to the REIT Status Opinion.
(f)    Dealer Property Opinion. The parties acknowledge that the Company received a written opinion from Vinson & Elkins L.L.P. dated March 13, 2017 with respect to certain dispositions and their treatment under Section 857(b)(6)(A) of the Code (the “2017 Dealer Property Opinion”), the executed version of which is attached as Exhibit B.  For purposes of this Section 7.03(f), Parent shall have received a written and executed update to the 2017 Dealer Property Opinion from Vinson & Elkins L.L.P. (the “Dealer Property Opinion”) (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and substantially in the form attached as Exhibit C, concluding (A) with regard to property sales through the end of 2017 and including an analysis as to whether any direct or indirect property disposition by the Company subsequent to 2017, including, but not limited to, any property deemed sold as part of the Mergers, should not cause any property sold by the Company in 2015-2017 to be Dealer Property (as defined in the 2017 Dealer Property Opinion) for purposes of the Tax on prohibited transactions provided for in Section 857(b)(6)(A) of the Code, and (B) that the Company is within the Section 857(b)(6)(C) “safe harbor” with respect to taxable years 2018 and 2019 after giving effect to the Mergers.  Such Dealer Property Opinion will be based a representation letter executed by the Company in the form attached as Exhibit C, dated as of the Closing Date.  Such representation letter shall be in executed form, and attached to the Dealer Property Opinion.
7.04.    Frustration of Closing Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, the Partnership or Partnership Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Mergers if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.
ARTICLE VIII

TERMINATION
8.01.    Termination by Mutual Agreement. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Partnership Merger Effective Time by mutual consent of Parent and the Company in a written instrument.
8.02.    Termination by Either Parent or the Company. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Partnership Merger Effective Time by either Parent or the Company, upon prior written notice to the other Party, whether before or after the Requisite Company Vote has been obtained except as otherwise expressly noted (with any termination by Parent also being an effective termination by Merger Sub):
(a)    Delay. If the Merger Effective Time has not occurred by the close of business on December 15, 2019 (the “Initial Outside Date”); provided, however, that, subject to the terms and conditions set forth in Section 2.08, if prior to the Initial Outside Date, any of the conditions to the Closing set forth in Section 7.01(a), Section 7.01(b) or Section 7.01(c) (but only to the extent the applicable Order relates to the conditions to the Closing set forth in Section 7.01(b)) have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied (or waived) or are capable of being satisfied by the Initial Outside Date, the Initial Outside Date may be extended by the Company or Parent to March 1, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.02(a) shall not be available to a Party if the failure of the Merger Effective Time to occur on or before such date was primarily caused by a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement.
(b)    Failure to Obtain Requisite Company Vote. If the Requisite Company Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the Company Merger was taken.
(c)    Denial of Regulatory Approval; Injunction. If (1) any Requisite Regulatory Approval is denied by final, non-appealable action or (2) any Governmental Authority shall have issued any Order permanently enjoining or prohibiting the consummation of the Mergers and such Order remains in effect and shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 6.04.
8.03.    Termination by the Company. This Agreement may be terminated by the Company, upon prior written notice to Parent, and the Mergers may be abandoned at any time prior to the Partnership Merger Effective Time, whether before or after the Requisite Company Vote has been obtained except as otherwise expressly noted if:
(a)    Parent or Merger Sub has breached any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (1) 45 days after written notice thereof is given by the Company to Parent and (2) the Initial Outside Date (or, if applicable, the Outside Date); provided, that the Company shall not have the right to terminate this Agreement and abandon the Mergers if the Company is then in breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement, such that Parent would be entitled to terminate this Agreement pursuant to Section 8.04(a);
(b)    at any time prior to the time the Requisite Company Vote is obtained, the Company Board, upon recommendation of the SRC, shall have made a Change in Recommendation in respect of a Superior Proposal in accordance with Section 6.01(c) and the Company Board has approved, and concurrently with such termination, the Company entered into a definitive agreement providing for the implementation of such Superior Proposal, but only if the Company is not then in material breach of Section 6.01; provided, that the right to terminate this Agreement pursuant to this Section 8.03(b) shall not be available unless the Company pays to Parent the Termination Fee pursuant to Section 8.05(c); or
(c)    (x) all of the conditions set forth in Section 7.01 have been satisfied or waived by Parent, (y) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing if the Closing Date were the date the Closing should have occurred pursuant to Section 2.02) or Parent has irrevocably waived in writing any such unsatisfied conditions and (B) the Company, the Partnership and Partnership Merger Sub are ready, willing, and able to consummate the Mergers, and (z) Parent and Merger Sub fail to consummate the Mergers within three (3) Business Days after the delivery by the Company to Parent of such notice and the Company, the Partnership and Partnership Merger Sub stood ready, willing and able to effect the Closing through the end of such three (3) Business Day period.
8.04.    Termination by Parent. This Agreement may be terminated by Parent, upon prior written notice to the Company, and the Mergers may be abandoned at any time prior to the Partnership Merger Effective Time, whether before or after the Requisite Company Vote has been obtained except as otherwise expressly noted if:
(a)    there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.03(a) or 7.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (1) 45 days after written notice thereof is given by Parent to the Company and (2) the Initial Outside Date (or, if applicable, the Outside Date); provided, that Parent shall not have the right to terminate this Agreement and abandon the Mergers pursuant to this Section 8.04(a) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.03(a); or
(b)    the Company Board, upon the recommendation of the SRC, shall have made a Change of Recommendation, or the Company or any Company Subsidiary enters into any Alternative Acquisition Agreement.
8.05.    Effect of Termination and Abandonment.
(a)    Except as provided in Sections 8.05(b), 8.05(c) and 8.05(d) below, in the event of termination of this Agreement and the abandonment of the Mergers pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (1) no such termination shall relieve any Party of any liability or damages resulting from any willful material breach of this Agreement (subject only, with respect to any such liability or damages of the Company or Parent, as applicable, to Sections 8.05(f) and 8.05(g)), and (2) the provisions set forth in Section 6.06(b), the provisions of Section 6.18 which by their express terms survive any termination, this Section 8.05 and ARTICLE IX and the relevant definitions shall survive the termination of this Agreement.
(b)    In the event that this Agreement is terminated by Parent pursuant to Section 8.04(b), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to Parent a termination fee of $31,000,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent.
(c)    In the event that this Agreement is terminated by the Company pursuant to Section 8.03(b), then the Company shall, prior to or concurrently with such termination, pay to Parent the Termination Fee by wire transfer of same day funds to an account designated by Parent.
(d)    In the event that (1) this Agreement is terminated pursuant to Sections 8.02(a), 8.02(b) or 8.04(a), (2) an Acquisition Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and, in the case of a termination pursuant to Section 8.02(b), such Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the Stockholders Meeting or termination of this Agreement (as applicable) and (3) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive written agreement providing for an Acquisition Proposal or an Acquisition Proposal is consummated, then, within two (2) Business Days after the earlier of entry into a definitive agreement in respect of the Acquisition Proposal or the consummation of the Acquisition Proposal, the Company shall pay to Parent the Termination Fee by wire transfer of same day funds to an account designated by Parent (provided, that for purposes of this 8.05(d), the term “Acquisition Proposal” will have the meaning assigned to such term herein, except that the references to “20%” and “80%” will be deemed to be references to “50%”).
(e)    In the event that this Agreement is terminated pursuant to Sections 8.03(a) or 8.03(c), then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to the Company a termination fee of $53,000,000 (the “Parent Termination Fee”), by wire transfer of same day funds to an account designated by the Company.
(f)    In no event shall the Company be required to pay the Termination Fee to Parent, or Parent be required to pay the Parent Termination Fee to the Company, on more than one occasion. All payments under this Section 8.05 will be made by wire transfer of same day funds to the account designated by Parent or the Company, as the case may be. Each of the Company, the Partnership, Partnership Merger Sub, Parent and Merger Sub acknowledges that (1) the agreements contained in this Section 8.05 are an integral part of the transactions contemplated by this Agreement, (2) without these agreements, Parent, Merger Sub, the Company, the Partnership and Partnership Merger Sub would not enter into this Agreement and (3) neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, or the Company, the Partnership and Partnership Merger Sub, as applicable, in the circumstances in which such Termination Fee or Parent Termination Fee is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the transactions contemplated by this Agreement. Accordingly, if either Party fails to pay the applicable termination fee when due or any portion thereof and, in order to obtain such payment, the other Party commences a suit which results in a final and nonappealable Order against the other Party for such Termination Fee or Parent Termination Fee, as applicable, or any portion thereof, the prevailing Party shall pay to the other Party its documented costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Termination Fee or Parent Termination Fee, as applicable (or any portion thereof that has not been paid timely in accordance with this Agreement), at the prime lending rate set forth in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Any interest payable hereunder shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed from the date such amounts were required to be paid until (but excluding) the date of actual payment.
(g)    Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee or the Parent Termination Fee is paid pursuant to this Section 8.05, Parent’s right to receive payment of the Termination Fee and such other amounts described herein or the Company’s right to receive payment of the Parent Termination Fee and such other amounts described herein, as the case may be, shall be the sole and exclusive remedy of the receiving Party and its Affiliates and Representatives against the other Party and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the paying Party or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case, whether based on Contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.
ARTICLE IX

MISCELLANEOUS
9.01.    Survival. The representations and warranties and pre-Closing agreements and covenants contained in this Agreement shall not survive the Merger Effective Time; provided, that for the avoidance of doubt, this Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplated performance after the Merger Effective Time.
9.02.    Waiver; Amendment. Before the Merger Effective Time, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate the MGCL or require resubmission of the Company Merger to the Company stockholders. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.
9.03.    Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the Laws of the State of Maryland without giving effect to any conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any other jurisdiction other than the State of Maryland. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE CIRCUIT COURTS OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND APPELLATE COURTS THEREOF, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY LEGAL PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.
9.04.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LEGAL PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 9.04 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.04 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.
9.05.    Specific Performance. The Parties acknowledge and agree that (a) monetary damages could not adequately compensate any Party hereto in the event of a breach of the material terms of this Agreement by any other Party, (b) the non-breaching Party would suffer irreparable harm in the event of such a breach and (c) the non-breaching Party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement and to prevent breaches hereof. The Parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with the Party’s seeking or obtaining any relief pursuant to this Section 9.05. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (1) there is adequate remedy at Law or (2) an award of specific performance is not an appropriate remedy for any reason at Law or in equity. Without limiting the foregoing, if the Company has the right to terminate this Agreement pursuant to Section 8.03(c), the Company shall be entitled to injunctive relief and specific performance to enforce the obligation of Parent to consummate the Merger and the other transactions contemplated hereby and to enforce the obligations of Parent and the Sponsor under the Equity Commitment Letter. It is explicitly further agreed that the Company shall be entitled to injunction, specific performance and other equitable relief to specifically enforce Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein (as opposed to injunction, specific performance and other equitable relief to force Parent and Merger Sub to comply with their other obligations set forth herein (other than Parent’s and/or Merger Sub’s obligations to effect the Closing)) only in the event that all conditions in Section 7.01 and Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of Parent to comply with its obligations to effect the Closing pursuant to the terms of this Agreement.
9.06.    Expenses. Unless otherwise expressly provided for in this Agreement, each Party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
9.07.    Notices. All notices, requests and other communications given or made under this Agreement must be in writing and shall be deemed given when personally delivered or mailed by registered or certified mail (return receipt requested) to the Persons and addresses set forth below or such other place as such Party may specify by notice.
If to Parent or Merger Sub, to:

CoRE PANEURO 2019 13 S.à.r.l.
121 rue de la Faiencerie
L-1511 Luxembourg
Grand Duchy of Luxembourg
Attention:     Mr. Sven Rein
Email:    sven.rein@pandomus.lu
with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, IL 60606-0089
Attention:    John T. Cusack
Kerry E. Johnson
Email:    john.cusack@dlapiper.com
kerry.johnson@dlapiper.com
If to the Company, to:

NorthStar Realty Europe Corp.
590 Madison Avenue, 34th Floor
New York, New York 10022
Attention: Trevor Ross
Email:     tross@clny.com
with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Attention:    Robert W. Downes
Stephen M. Salley
Email:    downesr@sullcrom.com
salleys@sullcrom.com

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:     Steven Scheinfeld
    Philip Richter
Warren de Wied
Email:    steven.scheinfeld@friedfrank.com
    philip.richter@friedfrank.com
warren.de.wied@friedfrank.com

9.08.    Entire Understanding; No Third-Party Beneficiaries. All exhibits (attached hereto and as executed), schedules and Disclosure Letters hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the exhibits, schedules and Disclosure Letters hereto, and the Confidentiality Agreement, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof (and supersede any prior or contemporaneous agreements, arrangements or understandings among the Parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein. Except for Sections 6.09 and 6.18, which are intended to benefit the Indemnified Parties and the other parties entitled to indemnification thereunder to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than Parent, Merger Sub and the Company.
9.09.    Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other Party hereto.
9.10.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Mergers shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub shall indemnify the Company or any other Person against liability for any such Taxes.
9.11.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” files.
9.12.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.
[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.
CORE PANEURO 2019 13 S.À R.L.

By: /s/ SVEN REIN
Name:    Sten Rein
Title: Manager
By: /s/ SYLVIE REISEN
Name: Sylvie Reisen
Title:    Manager

NIGHTHAWK MERGER SUB LLC
By: CoRE PANEURO 2019 13 S.à r.l., its sole member
By: /s/ SVEN REIN
Name:    Sten Rein
Title: Manager
By: /s/ SYLVIE REISEN
Name: Sylvie Reisen
Title:    Manager
NORTHSTAR REALTY EUROPE CORP.

By: /s/ KEITH FELDMAN
Name:    Keith Feldman
Title:    Chief Financial Officer

NORTHSTAR REALTY EUROPE LIMITED PARTNERSHIP
By: Northstar Realty Europe Corp., its general partner

By: /s/ KEITH FELDMAN
Name:    Keith Feldman
Title:    Chief Financial Officer

NIGHTHAWK PARTNERSHIP MERGER SUB LLC
By: Northstar Realty Europe Corp., its sole member
By: /s/ KEITH FELDMAN
Name:    Keith Feldman
Title:    Chief Financial Officer